UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE HAIN CELESTIAL GROUP, INC.

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THE HAIN CELESTIAL GROUP, INC.

1111 Marcus Avenue

Lake Success, NY 11042

516-587-5000

October 9, 2015

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of The Hain Celestial Group, Inc., which will be held at 1111 Marcus Avenue, Lake Success, New York on Thursday, November 19, 2015, at 11:00 a.m., Eastern Time.

At our annual meeting, our stockholders will vote on (1) the election of our director nominees, (2) the advisory vote regarding the compensation of our named executive officers for the fiscal year ended June 30, 2015, as set forth in the accompanying proxy statement, (3) the ratification of the appointment of our registered independent accountants, and (4) a stockholder proposal regarding proxy access, described in the accompanying proxy statement, if properly presented at the annual meeting. In addition to these formal items of business, we will review the major developments of the past year and share with you some of our plans for the future. You will have an opportunity to ask questions and express your views to the senior management of The Hain Celestial Group, Inc. and members of the Board of Directors, who will also be present.

Your vote is important. Whether or not you plan to attend the annual meeting, please submit your vote.

I hope you will join us on November 19th.

Sincerely,

Irwin D. Simon Founder, President, Chief Executive Officer and Chairman of the Board

THE HAIN CELESTIAL GROUP, INC.

1111 Marcus Avenue

Lake Success, NY 11042

516-587-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

To the Stockholders of THE HAIN CELESTIAL GROUP, INC.:

The Annual Meeting of Stockholders of The Hain Celestial Group, Inc. will be held on Thursday, November 19, 2015 at 11:00 a.m., Eastern Time at 1111 Marcus Avenue, Lake Success, New York for the following purposes:

1.	To elect the director nominees specified herein to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	To approve, on an advisory basis, the compensation awarded to the named executive officers for the fiscal year ended June 30, 2015, as set forth in the attached proxy statement;

3.	To ratify the appointment of Ernst & Young LLP as our registered independent accountants for the fiscal year ending June 30, 2016;

4.	To consider a stockholder proposal regarding proxy access, described in the accompanying proxy statement, if properly presented at the annual meeting; and

5.	To transact such other business as may properly come before the meeting (including any adjournments or postponements).

These matters are more fully described in the attached proxy statement, which is made a part of this notice.

Only stockholders of record as of the close of business on September 21, 2015 are entitled to notice of, and to vote at, the annual meeting, or any adjournment or postponement thereof. A list of these stockholders will be available for inspection by any stockholder for any purpose germane to the annual meeting for a period of ten days prior to the annual meeting at our principal executive office located at 1111 Marcus Avenue, Lake Success, NY 11042, and will also be available at the annual meeting.

Your vote is important. Whether or not you expect to attend the annual meeting in person, please submit your vote as soon as possible as instructed in the Notice of Internet Availability of Proxy Materials, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 19, 2015: We mailed a Notice of Internet Availability of Proxy Materials on or about October 9, 2015. A complete set of proxy materials relating to our annual meeting is available on the Internet as of October 9, 2015. These materials, consisting of the Notice of Annual Meeting of Stockholders and Proxy Statement, including Proxy Card and Annual Report to Stockholders for the fiscal year ended June 30, 2015, may be viewed at http://www.hain.com/proxy.

By order of the Board of Directors,

Denise M. Faltischek

Executive Vice President and General Counsel, Chief

Compliance Officer and Corporate Secretary

Dated: October 9, 2015

Directions to the Annual Meeting of Stockholders

From New York City: Take the Long Island Expressway East to the Cross Island Parkway South (Exit 31S), to the Grand Central Parkway East (Exit 29E). The Grand Central Parkway becomes the Northern State Parkway. Take Exit 25 towards Lakeville Road/New Hyde Park Road/Great Neck. Cross over Marcus Avenue into the 1111 Marcus Avenue complex. Park in HAIN designated spots in the northwest parking lot. Enter Building 1.

From Eastern Long Island: Take the Northern State Parkway West to Exit 25 towards Lakeville Road/New Hyde Park Road/Great Neck. Turn right onto Lakeville Road. Make the first left onto Marcus Avenue. 1111 Marcus Avenue will be on the right. Park in HAIN designated spots in the northwest parking lot. Enter Building 1.

Long Island Rail Road: Take the Port Jefferson Branch Line to the New Hyde Park Station. Take a taxi to 1111 Marcus Avenue, Lake Success, New York. Enter Building 1.

Preliminary Copies

THE HAIN CELESTIAL GROUP, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

What is a proxy statement and why is it important?

We hold a meeting of stockholders annually. This year’s meeting will be held on November 19, 2015. There will be certain items of business that must be voted on by our stockholders at the meeting, and our Board of Directors (sometimes referred to as the “Board”) is seeking your proxy to vote on these items. This proxy statement contains important information about The Hain Celestial Group, Inc. and the matters that will be voted on at the meeting. Please read these materials carefully so that you have the information you need to make informed decisions. Throughout this proxy statement, we will refer to ourselves as “we,” “us,” “our,” “the Company” or “Hain Celestial.”

How are proxy solicitation and other required annual meeting materials distributed?

The Securities and Exchange Commission (the “SEC”) has adopted rules that allow us to mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet or request delivery of a full set of materials by mail or email. We have elected to utilize this process for the 2015 annual meeting. We intend to begin mailing the required notice, called Notice of Internet Availability of Proxy Materials, to stockholders on or about October 9, 2015. The proxy materials will be posted on the Internet, at http://www.hain.com/proxy, no later than the day we begin mailing the Notice of Internet Availability of Proxy Materials.

The Notice of Internet Availability of Proxy Materials contains important information, including:

•	The date, time and location of the annual meeting;

•	A brief description of the matters to be voted on at the meeting;

•	A list of the proxy materials available for viewing on the Internet;

•	Any control number you will use to access the proxy; and

•	Instructions on how to access and review the proxy materials online, how to vote your shares over the Internet, and how to get a paper or email copy of the proxy materials, if that is your preference.

We believe that this delivery process expedites stockholders’ receipt of proxy materials, while conserving natural resources and reducing the costs of printing and distributing our proxy materials.

What is a proxy?

A proxy is your legal designation of another person to vote the stock that you own. The person you designate to vote your shares is also called a proxy. The Notice of Internet Availability of Proxy Materials will include instructions on how to submit a proxy online or by telephone. If you requested a paper copy of our proxy materials, you also can vote using the proxy card enclosed with those materials. On our proxy card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the annual meeting. When you submit a valid proxy, the people named on the proxy card as proxies are required to vote your shares at the annual meeting in the manner you have instructed.

What are the items of business for the annual meeting?

The items of business for the annual meeting are as stated in the Notice of Annual Meeting of Stockholders and Proxy Statement, included herein. There are four matters scheduled for a vote:

•	To elect the director nominees specified herein to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•	To approve, on an advisory basis, the compensation awarded to the named executive officers (“NEOs”) for the fiscal year ended June 30, 2015, as set forth in this proxy statement;

•	To ratify the appointment of Ernst & Young LLP as our registered independent accountants for the fiscal year ending June 30, 2016; and

•	To approve a stockholder proposal regarding proxy access, described in the accompanying proxy statement, if properly presented at the annual meeting.

Who is entitled to vote?

You may vote if you owned shares of common stock of Hain Celestial as of the close of business on September 21, 2015, the record date for the annual meeting. On the record date, there were 103,930,262 shares of common stock outstanding and entitled to vote. On December 29, 2014, the Company effected a two-for-one stock split of its common stock in the form of a 100% stock dividend to stockholders of record as of December 12, 2014. All share information has been adjusted to reflect the stock split.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of September 21, 2015.

How can I vote my shares before the meeting?

Stockholder of Record: Shares Registered in Your Name

If on September 21, 2015 your shares were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. Follow the instructions on the Notice of Internet Availability of Proxy Materials to access our proxy materials and vote online or to request a paper or email copy of our proxy materials.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on September 21, 2015 your shares were held in an account at a broker, bank or other agent, then you are the beneficial owner of shares held in “street name” and these Notice of Internet Availability of Proxy Materials or proxy materials are being forwarded to you by that organization. Follow the instructions on the Notice of Internet Availability of Proxy Materials to access our proxy materials and vote online or to request a paper or email copy of our proxy materials. If you received these materials in paper form, the materials included a voting instruction card so you can instruct your broker, bank or other holder of record how to vote your shares.

Can I vote at the meeting?

If you are a stockholder of record, you can vote at the meeting any shares that were registered in your name as the stockholder of record as of the record date. To vote in person, come to the annual meeting, and we will give you a ballot during the meeting.

If you are a beneficial owner, you are not a holder of record of those shares and cannot vote them at the annual meeting unless you have a legal proxy from the holder of record. If you plan to attend and vote your street-name shares at the annual meeting, you should request a legal proxy from your broker, bank or other holder of record and bring it with you to the meeting.

Whether or not you plan to attend the meeting, we strongly encourage you to vote by proxy prior to the meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

Proposal		Vote

No. 1	Election of eight directors, each to serve to the next annual meeting of stockholders and until their successors are duly elected and qualified	FOR all nominees

No. 2	Approval, on an advisory basis, of the compensation awarded to the NEOs for the fiscal year ended June 30, 2015, as set forth in this proxy statement	FOR

No. 3	Ratification of Ernst & Young LLP as our independent accountants for the fiscal year ending June 30, 2016	FOR

No. 4	Stockholder proposal regarding proxy access	FOR

The Company does not expect that any matters other than those described in the Notice of Annual Meeting of Stockholders and Proxy Statement to be brought before the annual meeting. The persons appointed as proxies will vote in their discretion on any other matters that may properly come before the annual meeting or any postponement or adjournments thereof, including any vote to postpone or adjourn the annual meeting.

Who is paying for this proxy solicitation?

We will bear the cost of soliciting proxies. We expect that the solicitation of proxies will be primarily by mail. Proxies may also be solicited by our officers and employees, at no additional cost to us, in person, by telephone, or by other means of communication. We have retained the proxy solicitation firm of Alliance Advisors, LLC to assist us in the distribution and solicitation of proxies, and we intend to pay a fee of approximately $17,000, plus reasonable expenses, for these services. We may reimburse custodians, nominees and fiduciaries holding our common stock for their reasonable expenses in sending proxy materials to beneficial owners and obtaining their proxy.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

If you receive more than one Notice of Internet Availability of Proxy Materials or proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

How do I revoke my proxy?

If you are the stockholder of record, you may revoke your proxy if we receive your revocation at any time before the final vote at the annual meeting. You may revoke your proxy by sending a written notice stating that you are revoking your proxy before it is voted at the meeting to the Corporate Secretary at The Hain Celestial Group, Inc., 1111 Marcus Avenue, Lake Success, New York 11042 or by attending the annual meeting and voting in person.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, your ability to revoke your proxy depends on the voting procedures of the broker, bank or other agent. Please follow the directions provided to you by your bank or broker.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Broker non-votes on a proposal are not counted or deemed present or represented and entitled to vote for determining whether stockholders have approved that proposal. Therefore, broker non-votes have no effect and will not be counted towards the vote total for any proposal. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For all other proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

Under the rules that govern brokers who are voting with respect to shares held in “street name,” brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include ratification of independent public accountants. Non-routine matters include the election of directors, the advisory vote regarding compensation paid to our NEOs and stockholder proposals. If you are a beneficial owner and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote on most items being put to a vote, including the election of directors.

How many votes are needed to approve each proposal?

With respect to Proposal No. 1, each director must be elected by a majority of the votes cast. Abstentions and broker non-votes will have no effect.

To be approved, Proposals No. 2, 3 and 4 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are represented by proxy or by stockholders present and entitled to vote at the annual meeting. On the record date, there were 103,930,262 shares outstanding and entitled to vote. Thus, 51,965,132 shares must be represented by proxy or by stockholders present and entitled to vote at the annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the annual meeting or holders of a majority of the votes present at the annual meeting may adjourn or postpone the annual meeting to another time or date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. We will publish final results in a Current Report on Form 8-K that we expect to file with the SEC within four business days of the annual meeting. After the Form 8-K is filed, you may obtain a copy by visiting our website or contacting our Investor Relations Department by calling (516) 587-5000, by writing to the Investor Relations Department, The Hain Celestial Group, Inc., 1111 Marcus Avenue, Lake Success, New York 11042 or by sending an email to investorrelations@hain.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of eight members, all of whom will stand for re-election at the annual meeting.

The Board has nominated, and the proxies will vote to elect, unless otherwise directed, the following individuals as members of the Board of Directors to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified: Irwin D. Simon, Richard C. Berke, Andrew R. Heyer, Raymond W. Kelly, Roger Meltzer, Scott M. O’Neil, Adrianne Shapira and Lawrence S. Zilavy. Each nominee has consented to be nominated and to serve, if elected.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees.

Information about the Nominees

Irwin D. Simon, Founder, President, Chief Executive Officer and Chairman of the Board, Age 57

Irwin D. Simon is the Founder of The Hain Celestial Group, Inc. and has been our President and Chief Executive Officer (“CEO”) and a director since our inception in 1993. Mr. Simon was appointed Chairman of the Board of Directors in April 2000. Previously, Mr. Simon was employed in various marketing capacities at Slim-Fast Foods Company, a dietary food and beverage company, and The Haagen-Dazs Company, a frozen dessert company, then a division of Grand Metropolitan, plc, a portfolio of luxury brands and companies. Mr. Simon currently serves as a director of Jarden Corporation, a consumer products company and MDC Partners Inc., a provider of marketing, activation and communications solutions and services. He also serves on the board of directors of Tulane University. During the last five years, Mr. Simon also served as an independent non-executive director of Yeo Hiap Seng Limited, a food and beverage company based in Singapore. Mr. Simon also participates in several industry and charitable organizations including The New York State Council on Food Policy and The Bowery Mission. Mr. Simon is the past chapter chairman of YPO-Gotham Chapter, New York City.

Key Attributes, Experience and Skills:

As our Founder, our President and CEO since our inception in 1993, Mr. Simon brings to the Board unique perspectives and invaluable, in-depth knowledge of the Company, including its strategic opportunities, personnel, relationships with key customers and suppliers, competitive positioning, history, culture, and all other aspects of its operations. In addition, Mr. Simon possesses a great depth of knowledge and experience regarding the organic and natural products industry not easily found elsewhere. He is considered to be a prominent visionary and leader in the organic and natural products industry. In addition, Mr. Simon’s prior employment experience and other directorships bring him valuable insight into the broader consumer packaged goods industry.

Richard C. Berke, Director, Age 70

Richard C. Berke has been a director since April 2007 and is a member of the Compensation Committee and the Corporate Governance and Nominating Committee. Mr. Berke served from March 2007 to his retirement in January 2010 as Vice President, Human Resources for Broadridge Financial Solutions, Inc., an outsourcing provider to the global financial industry, formerly ADP Brokerage Services Group until its spin-off from Automatic Data Processing, Inc., a payroll and human resources services company (“ADP”) in March 2007. From January 1989 until its spin-off of Broadridge, Mr. Berke had served as Corporate Vice President of Human Resources with ADP. He held the position of President of ADP’s Benefits Services Division from January 1995 through December 1995.

Key Attributes, Experience and Skills:

With more than 35 years of experience as a human resources professional in positions of increasing responsibility, Mr. Berke has extensive knowledge and experience relating to human resources and executive compensation matters, which he brings to the Compensation Committee and the Board of Directors.

Andrew R. Heyer, Director, Age 58

Andrew R. Heyer has been a director since November 2012 and previously served as a director from November 1993 until November 2009. He is the chairperson of the Audit Committee. Mr. Heyer is the CEO and Founder of Mistral Equity Partners, a private equity fund. Prior to founding Mistral Equity Partners, he served as a Founding Managing Partner of Trimaran Capital Partners, L.L.C. Mr. Heyer was formerly a Vice Chairman of CIBC World Markets Corp. and co-head of CIBC Argosy Merchant Banking Funds. Prior to joining CIBC World Markets Corp. in 1995, Mr. Heyer was a founder and Managing Director of The Argosy Group L.P. Before Argosy, Mr. Heyer was a Managing Director at Drexel Burnham Lambert Incorporated and previous to that, he worked at Shearman/American Express. Mr. Heyer serves as a director of Jamba, Inc. Mr. Heyer also serves as a member of the Executive Committee and Board of Trustees of the University of Pennsylvania and the University of Pennsylvania Health System.

Key Attributes, Experience and Skills:

Mr. Heyer brings significant finance, investment, capital markets and consumer products experience to the Board. He has served on a number of public and private boards, which have provided him with a broad understanding of the operational, financial and strategic issues facing public and private companies. In addition, Mr. Heyer’s business, financial and investment experience in the consumer product and services industries makes him qualified for service on our Board.

Raymond W. Kelly, Director, Age 74

Raymond Kelly was appointed to the Board in August 2015 and is a member of the Corporate Governance and Nominating Committee. Mr. Kelly has been the President of Risk Management Services for Cushman and Wakefield, Inc., a commercial real estate service firm, since March 2014. Prior to joining Cushman and Wakefield, Mr. Kelly served as the Police Commissioner of the City of New York from 1992 to 1994 and 2002 to 2013. Mr. Kelly also served as Commissioner of the U.S. Customers Service and as Undersecretary for Enforcement at the U.S. Treasury Department, where he supervised the department’s enforcement bureaus including the U.S. Customs Service, the U.S. Secret Service, The Bureau of Alcohol, Tobacco and Firearms and the Federal Law Enforcement Training Center. Mr. Kelly holds a BBA from Manhattan College, a JD from St. John’s University School of Law, a LLM from New York University Graduate School of Law and an MPA from the Kennedy School of Government at Harvard University in addition to numerous honorary degrees.

Key Attributes, Experience and Skills:

With over 50 years in public service, Raymond Kelly brings extensive knowledge and experience to the Board relating to risk management, including physical and cyber security, crisis management and emergency preparedness. As Police Commissioner of the City of New York, Mr. Kelly managed over 54,000 employees and established the first counterterrorism bureau of any municipal police department in the country, as well as a global intelligence program. Mr. Kelly’s management and governance experience makes him a unique and valuable contribution to the Board.

Roger Meltzer, Director, Age 64

Roger Meltzer has been a director since December 2000. Mr. Meltzer has practiced corporate and securities law for more than 30 years, representing clients in a range of finance transactions, including mergers, acquisitions and dispositions, public offerings and public and private placements of debt and equity securities. In February 2007, Mr. Meltzer joined the law firm of DLA Piper LLP (US) as a partner, Global Chair of the Corporate and Finance practice, and a member of the firm’s executive committee. Mr. Meltzer is now a member of the Global Board of DLA Piper, Co-Chair of DLA Piper LLP (Americas), and Global Co-Chair. Prior to February 2007, he was a partner and a member of the executive committee of the law firm of Cahill Gordon & Reindel LLP.

Key Attributes, Experience and Skills:

The Company values the significant legal and financial expertise Mr. Meltzer brings to the Board through his extensive experience in corporate and securities laws as well as board governance matters. In addition, the Board values Mr. Meltzer’s experience as the Company continues to grow through strategic acquisitions. Finally, as the long-time legal advisor to the Company, Mr. Meltzer brings in-depth knowledge about the Company’s history to the Board.

Scott M. O’Neil, Director, Age 45

Scott M. O’Neil has been a director since January 2012 and is the chairperson of the Compensation Committee. Since July 2013, Mr. O’Neil has been the CEO of the Philadelphia 76ers, a professional basketball team, and since August 2013, he has also been the CEO of the New Jersey Devils, a professional hockey team, and the Prudential Center, a sports and entertainment arena. From July 2008 to September 2012, Mr. O’Neil was the President of Madison Square Garden (“MSG”) Sports. From 2005 to July 2008, Mr. O’Neil was a Senior Vice President for the National Basketball Association.

Key Attributes, Experience and Skills:

Mr. O’Neil is known and recognized for his brand-building and marketing expertise. During his tenure at MSG, Mr. O’Neil drove an unprecedented level of marketing partnerships with industry leading brands. Mr. O’Neil’s strong background in marketing, sales and business operations makes him a valuable contributor to the Board of a consumer packaged goods company.

Adrianne Shapira, Age 45

Adrianne Shapira has been a director since November 2014 and is a member of the Audit Committee and Compensation Committee. Ms. Shapira has been the Chief Financial Officer of David Yurman Enterprises LLC, a designer jewelry company, since October 2012. From September 1999 to October 2012, Ms. Shapira was Managing Director at The Goldman Sachs Group, Inc., an investment banking firm, where she was an equity research analyst covering the discount, department store, dollar store, warehouse club, apparel manufacturer, luxury and grocery sectors. Prior to joining Goldman Sachs, Ms. Shapira worked as an equity analyst at Robertson Stephens, an investment banking firm, and Neuberger & Berman, an investment management company. Ms. Shapira currently serves as a director of Gilt Groupe, an online luxury flash-sale shopping website.

Key Attributes, Experience and Skills:

Ms. Shapira’s current status as a chief financial officer of a luxury consumer products company, coupled with her significant experience as an equity analyst in sectors related to the Company’s business makes her a valuable addition to our Board of Directors. Ms. Shapira has strong financial expertise, as well a broad understanding of the consumer products industry. In addition, her experience in e-commerce is an asset to the Company’s Board, as the Company continues to expand distribution in this area.

Lawrence S. Zilavy, Director, Age 64

Lawrence S. Zilavy has been a director since November 2002 and is the chairperson of the Corporate Governance and Nominating Committee and a member of the Audit Committee. Since September 2009, Mr. Zilavy has been employed by a private family investment and philanthropic office. From May 2006 until September 2009, Mr. Zilavy served as Senior Vice President of Barnes & Noble College Booksellers, Inc. Mr. Zilavy was Executive Vice President, Corporate Finance and Strategic Planning for Barnes & Noble, Inc. from May 2003 to November 2004 and was Chief Financial Officer of Barnes & Noble, Inc. from June 2002 through April 2003. Prior to joining Barnes & Noble, Inc., Mr. Zilavy worked as a banker for nearly 25 years. Mr. Zilavy is currently the lead director and audit committee member of GameStop Corp. and the non-profit organization The Harlem School of the Arts. Mr. Zilavy has also served as a director of Barnes & Noble, Inc.

Key Attributes, Experience and Skills:

Through his nearly 25 years of experience as a banker, coupled with his significant executive-level experience in a large retail company, Mr. Zilavy provides financial and operating expertise to the Board. In addition, Mr. Zilavy’s involvement on public company boards provides meaningful risk management insight and valuable governance skills, making him a valuable contributor to the Board.

BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

The Board of Directors

The stockholders of the Company elect the Board of Directors, whose primary responsibility is to foster the long-term health, overall success and financial condition of the Company, consistent with its fiduciary duty to our stockholders. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company. In addition, the Board has responsibility for establishing broad corporate policies and overseeing our direction, affairs and management.

Director Independence

A majority of the current Board, consisting of Ms. Shapira and Messrs. Berke, Heyer, Kelly, Meltzer, O’Neil and Zilavy, are “independent directors” as defined in the listing standards of the Nasdaq Global Select Market (“Nasdaq”). Mr. Simon was determined not to be independent because he is our President and CEO.

Board Meetings and Attendance

The Board typically holds regular meetings at least once every quarter and holds special meetings when necessary. During the 2015 fiscal year, the Board held twelve meetings. We expect directors to attend Board meetings, the Annual Meeting of Stockholders, and meetings of the Committees on which they serve. All directors standing for re-election attended at least 75% of the meetings of the Board and of the committees on which they served during the fiscal year. Except for Mr. Kelly who was elected to the Board in August of 2015, all of the directors standing for re-election attended our 2014 Annual Meeting of Stockholders.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board has no policy with respect to the need to separate or combine the offices of Chairman of the Board and CEO of the Company. The Board believes that stockholders are best served if the Board retains flexibility to decide what leadership structure works best for the Company based on the facts and circumstances existing from time to time. Mr. Simon currently serves as our Chairman of the Board, President and CEO. Mr. Simon has been our President and CEO and a director since our inception and is our Founder. As a result, Mr. Simon possesses a great depth of knowledge and experience regarding the Company, its business and the organic and natural products industry. Mr. Simon was appointed Chairman of the Board of Directors in April 2000. During his tenure as Chairman and CEO, Mr. Simon has consistently demonstrated that his service in this combined capacity has fostered timely and clear communication with both the Board and Company management regarding significant issues facing the Company, effective decision-making, clear accountability and efficient execution of business strategies and plans. The Board believes that given the knowledge, experience and performance described above, it is in the best interests of the Company and its stockholders for Mr. Simon to continue to serve in a position that provides unified leadership and focus to both the Board and Company management, as well as a uniform voice to constituencies outside of the Company. Additionally, pursuant to Mr. Simon’s employment agreement, we have agreed that so long as he is a member of our Board he will serve as Chairman of the Board unless he and the Company determine otherwise. If he is not re-appointed as Chairman of the Board, he will be entitled to terminate his employment with the rights and entitlements available to him under his employment agreement as if his employment was terminated by him for good reason as defined therein.

While, the Board currently does not have a lead independent director, Mr. Zilavy, as chairperson of the Corporate Governance and Nominating Committee, presides over meetings of independent directors. Of the eight director nominees standing for election, seven are independent under the Nasdaq listing standards and each of the

Audit, Compensation and the Corporate Governance and Nominating Committees is composed solely of independent directors. In addition, the Board and each of these committees have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. The Board also holds regularly scheduled executive sessions of only independent directors in order to promote discussion among the independent directors and assure independent oversight of management.

Board Role in Risk Oversight

Management is responsible for the Company’s day-to-day risk management and the Board’s role is to engage in informed oversight of, and provide direction with respect to, such risk management. In its oversight role regarding risk management, the Board focuses on understanding the nature of our enterprise risks, including risk in our operations, finances and the strategic direction of the Company and reviews and approves the Company’s Annual Operating Plan. The Annual Operating Plan addresses, among other things, the risks and opportunities facing the Company. The Board receives regular updates regarding the Company’s progress against its Annual Operating Plan and reviews quarterly updates regarding the related risks and opportunities. The Board maintains control over significant transactions and decisions that require Board approval for certain corporate actions (including material acquisitions or divestitures).

The Board has delegated certain risk management oversight responsibilities to the Audit Committee and the Compensation Committee.

As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s policies and guidelines regarding risk assessment and risk management as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures.

The Compensation Committee reviews the risk and reward structure of executive compensation plans, policies and practices. Considered in this review are program attributes deemed to help mitigate risk, including: (i) the use of multiple performance measures, balanced between short- and long-term objectives; (ii) the Compensation Committee’s application of judgment when determining individual payouts; (iii) the presence of individual payout caps under plans and programs; and (iv) the Compensation Committee’s ability to clawback incentive compensation based on erroneous financial statements caused by misconduct.

Executive Sessions

Independent directors meet in executive session at regularly scheduled meetings of the Board of Directors without any members of management present. Mr. Zilavy, as chairperson of the Corporate Governance and Nominating Committee, presides over meetings of independent directors.

Director Elections

All directors stand for election annually and are elected by a majority of the votes cast. Voting is not cumulative.

Committees of the Board

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. All committee members of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee are independent directors, as defined in the applicable rules for companies traded on Nasdaq. The Board of Directors has adopted a written charter for each of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee, a current copy of which is available on our website at www.hain.com under Investor Relations-Corporate Governance. The members of the committees are identified in the table below.

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Irwin D. Simon	—	—	—
Richard C. Berke	—	✓	✓
Andrew R. Heyer	Chair	—	—
Raymond W. Kelly	—	—	✓
Roger Meltzer	—	—	—
Scott M. O’Neil	—	Chair	—
Adrianne Shapira	✓	✓	—
Lawrence S. Zilavy	✓	—	Chair

The Audit Committee.

The Audit Committee’s principal duties include appointing, retaining and terminating our registered independent accountants, overseeing the work of and evaluating the independence of the registered independent accountants, reviewing with the registered independent accountants their reports as well as oversight responsibilities with respect to our financial statements, disclosure practices, accounting policies, procedures and internal controls.

Our Audit Committee is composed of Ms. Shapira and Messrs. Heyer and Zilavy, with Mr. Heyer acting as chairperson. The Board has determined that each member of the Audit Committee (1) is “independent” as defined by applicable SEC rules and the listing standards of Nasdaq, (2) has not participated in the preparation of our financial statements or those of any of our current subsidiaries at any time during the past three years, and (3) is able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. In addition, the Board has determined that each of Ms. Shapira and Messrs. Heyer and Zilavy, is an “audit committee financial expert” as defined by applicable SEC rules. Audit Committee members are not permitted to serve on the audit committees of more than two other public companies. During fiscal year 2015, our Audit Committee held nine meetings. See “Report of the Audit Committee.”

The Compensation Committee.

The Compensation Committee’s duties include reviewing our compensation strategy on an annual basis to ensure that such strategy supports our objectives and stockholder interests and that executive officers are rewarded in a manner consistent with such strategy. The Compensation Committee is also responsible for, among other things, reviewing and approving annual and long-term performance measures relevant to executive officer compensation, evaluating the performance of the executive officers in light of these goals and objectives, approving the annual and long-term compensation awards for our executive officers, except to the extent that such awards are equity awards, then such awards are recommended by the Compensation Committee to the independent members of the Board for their approval, and reviewing and assessing the management succession plan for the CEO and other executive officers.

Our Compensation Committee is composed of Ms. Shapira and Messrs. Berke and O’Neil, with Mr. O’Neil acting as chairperson. The Board has determined that each member of the Compensation Committee is “independent” as defined by the listing standards of Nasdaq. During fiscal year 2015, the Compensation Committee held eight meetings.

Our Compensation Committee is authorized to engage an independent compensation consultant with respect to executive and director compensation matters. The independent consultant, Aon Hewitt, reports only to the

Compensation Committee and does not advise the Company on any matters other than executive and director compensation. In 2015, the Committee engaged Aon Hewitt to conduct a peer group review, to provide executive compensation market data, and to review the Compensation Discussion & Analysis section of the Proxy statement. During 2015, Aon Hewitt did not perform any other services to the Company.

The Compensation Committee believes that there was no conflict of interest between Aon Hewitt and the Company during fiscal year 2015. In reaching this conclusion, the Compensation Committee considered the factors set forth in the SEC rule regarding compensation advisor independence. Specifically, the Compensation Committee has analyzed whether the work of Aon Hewitt as compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by the consultant; (ii) the amount of fees from the Company paid to the consultant as a percentage of the consultant’s total revenue; (iii) the policies and procedures of the consultant that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the consultant or the individual compensation advisors employed by the consultant with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by the consultant or the individual compensation advisors employed by the consultant.

The Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee’s duties include, among other things, identifying individuals qualified to serve on the Board, recommending to the Board persons to be nominated for election as directors at the annual meeting of the stockholders or to be appointed by the Board to fill an existing or newly created vacancy on the Board, identifying and recommending members of the Board to serve on each Board committee and to serve as chairman thereof, reviewing, on an annual basis, the charters of the committees of the Board and the Company’s Corporate Governance Guidelines and recommending any changes to the Board, overseeing the evaluation by the Board of itself and its committees, and identifying and recommending to the Board individuals to serve as officers of the Company.

Our Corporate Governance and Nominating Committee is composed of Messrs. Berke, Kelly, and Zilavy, with Mr. Zilavy acting as chairperson. The Board has determined that each member of the Corporate Governance and Nominating Committee is “independent” as defined in the listing standards of Nasdaq. During fiscal year 2015, the Corporate Governance and Nominating Committee held five meetings.

Director Nominations.

The Corporate Governance and Nominating Committee’s charter provides that the Committee shall consider written proposals for director nominees from stockholders in accordance with our Corporate Governance Guidelines and our By-Laws. The Committee will consider candidates recommended by stockholders, and a stockholder wishing to submit a recommendation should send a letter to our Corporate Secretary at The Hain Celestial Group, Inc., 1111 Marcus Avenue, Lake Success, NY 11042. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation” and, in order to be considered for the 2016 Annual Meeting of Stockholders, must be received by us no later than June 11, 2016. The letter must identify the author as a stockholder, demonstrate evidence of ownership, provide a complete listing of the candidate’s qualifications to serve on the Board, the candidate’s current principal occupation, most recent five-year employment history, current directorships and a statement that the proposed nominee has consented to the nomination, as well as contact information for both the candidate and the author of the letter. For more information regarding stockholder communications with our Board of Directors, see “Stockholder Proposals and Other Communications.”

When considering potential director nominees, the Corporate Governance and Nominating Committee reviews desired experience, skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. To be considered by the Corporate Governance and Nominating Committee, a director nominee must have experience as a board member or senior officer of a company in the natural food or other related industries or have a strong financial background and be a leading participant in another field related to our business or have achieved national prominence in a relevant field as a faculty member, professional or government official. In addition to these minimum requirements, the Corporate Governance and Nominating Committee evaluates director candidates based on a number of qualifications, including displayed ethical standards, integrity, sound business judgment, independence, knowledge, leadership skills, education, experience, financial literacy, standing in the community and a willingness to devote adequate time to Board duties. Although we do not have a formal policy regarding diversity, the Corporate Governance and Nominating Committee seeks to include members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. Consistent with past practices, the Board is committed to a strong and diverse membership and to a thorough process to identify those individuals who can best contribute to the Company’s continued success.

The Board of Directors and the Corporate Governance and Nominating Committee begin the process of identifying and evaluating director nominees by seeking recommendations from a wide variety of contacts, including current executive officers and directors, and industry, academic and community leaders. The Board or the Committee may retain a search firm to identify and screen candidates, conduct background checks, prepare biographies for review by the Committee and the Board and assist in scheduling interviews. The Committee and one or more of our other directors will interview candidates, and the Committee selects nominees that best suit our needs.

Website Access to Corporate Governance Documents

We have adopted a “Code of Ethics” as defined in the regulations of the SEC which applies to all of our directors and employees, including our principal executive officer and principal financial officer. Copies of the charters for the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, as well as the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, are available free of charge on our website at www.hain.com or by writing to Investor Relations, The Hain Celestial Group, Inc., 1111 Marcus Avenue, Lake Success, NY 11042. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any of our other filings made with the SEC.

Compensation of Directors

Each year, our Board of Directors and the Compensation Committee of the Board review and determine compensation for our non-employee directors. The Compensation Committee and our Board believe that compensation should fairly compensate non-employee directors for work required in a company of our size and scope. Mr. Simon did not receive any compensation for his Board service. As detailed below, our non-employee directors receive cash compensation as well as restricted stock.

2015 Director Compensation

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Richard C. Berke	$53,000	$175,131	$228,131
Jack Futterman (3)	$53,000	$175,131	$228,131
Raymond W. Kelly (4)	—	—	—
Andrew R. Heyer	$63,000	$175,131	$238,131
Roger Meltzer	$53,000	$175,131	$228,131
Scott O’Neil	$63,000	$175,131	$238,131
Adrianne Shapira	$26,500	$175,131	$201,631
Lawrence S. Zilavy	$58,000	$175,131	$233,131

(1)	On November 20, 2014, the Compensation Committee determined that each non-employee director will continue to receive cash compensation of $53,000 per annum. In addition, the chairpersons of the Audit Committee and the Compensation Committee will each receive additional cash compensation of $10,000 per annum and the chairperson of the Corporate Governance and Nominating Committee will receive additional cash compensation of $5,000 per annum for their increased responsibilities.
(2)	On November 20, 2014, the Compensation Committee recommended and the Board approved a grant of 3,300 shares of restricted common stock to each of the Company’s non-employee directors for service as a director. These shares will vest annually in equal installments over 3 years. The grant date fair value of these awards computed in accordance with Accounting Standards Codification (“ASC”) Topic 718 was $175,131. Please see Note 13 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 for more information.
(3)	Mr. Futterman served on the Board until his passing on July 13, 2015.
(4)	Mr. Kelly was appointed to the Board on August 13, 2015 and was not compensated during the 2015 fiscal year.

Stock Ownership Guidelines

The Board strongly believes that the directors should have a meaningful ownership interest in the Company and, to that end, has implemented stock ownership guidelines for our directors. The ownership guidelines require directors to own, at a minimum, the value of five times the annual cash compensation (excluding additional cash compensation to committee chairpersons) in shares of Hain Celestial common stock within the later of five years after a director is first elected to the Board or five years after the implementation of the guidelines. All directors are currently in compliance with the guidelines or are expected to meet the stock ownership guidelines within the five year period.

Year End Outstanding Equity Awards

The table below shows the aggregate number of shares of common stock, unvested restricted stock and vested stock options held by each non-employee director as of June 30, 2015. No director holds any unvested stock options. See the “Ownership of Common Stock by Management and Certain Beneficial Owners” table for information about the holdings of the non-employee directors as of the record date.

Name	Common Stock	Unvested Restricted Common Stock	Vested Stock Options	Total
Richard C. Berke	31,072	7,798	—	38,870
Jack Futterman (1)	232,502	7,798	—	240,300
Andrew R. Heyer	115,082	7,798	—	122,880
Raymond W. Kelly (2)	—	—	—	—
Roger Meltzer	5,834	7,798	—	13,632
Scott O’Neil	13,002	7,798	—	20,800
Adrianne Shapira	—	3,300	—	3,300
Lawrence S. Zilavy	41,002	7,798	—	48,800

(1)	Mr. Futterman served on the Board until his passing on July 13, 2015, at which point his unvested restricted common stock vested.
(2)	Mr. Kelly was appointed to the Board on August 13, 2015 and did not receive any equity grants during the 2015 fiscal year.

PROPOSAL NO. 2

ADVISORY VOTE REGARDING THE COMPENSATION OF THE COMPANY’S NAMED

EXECUTIVE OFFICERS

We believe that both the Company and stockholders benefit from responsive corporate governance policies. Recognizing the interest our stockholders expressed in an advisory vote on the compensation of our NEOs, since 2009 the Company has provided its stockholders an annual advisory vote on executive compensation. Since 2011, Section 14A of Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires us to provide our stockholders with a non-binding advisory vote to approve the compensation of our NEOs (“Say on Pay Proposal”) as disclosed in this proxy statement.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” we believe that our compensation policies and procedures align with the long-term interests of our stockholders. The Company’s compensation program is guided by the philosophy that total executive compensation should vary based on achievement of goals and objectives, both individual and corporate, and should be focused on long-term strategies to build stockholder value. The Compensation Committee acts diligently to provide compensation opportunities that are competitive and that emphasize performance with a long-term perspective. We believe that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For the reasons stated above, the Board of Directors recommends that our stockholders vote in favor of the following Say on Pay Proposal:

Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures in this proxy statement.

Because your vote is advisory, it is not binding on the Company or the Board. However, the Compensation Committee values the opinions that our stockholders express in their votes. The Compensation Committee will review the results of the annual stockholder votes on the Say on Pay Proposal and consider whether to recommend any changes or modifications to the Company’s executive compensation policies and practices as a result of such votes.

The Board of Directors unanimously recommends that you vote, on an advisory basis, “FOR” this proposal.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF REGISTERED

INDEPENDENT ACCOUNTANTS

It is the practice of the Board of Directors to designate an accounting firm to serve as our registered independent accountants. The Audit Committee has recommended that Ernst & Young LLP be selected to audit our financial statements for the fiscal year ending June 30, 2016 and the Board of Directors has approved the selection of Ernst & Young LLP. Ernst & Young LLP has audited our financial statements since 1994.

The Audit Committee reviews and approves the audit and non-audit services to be provided by our registered independent accountants during the year, considers the effect that performing non-audit services might have on audit independence and approves management’s engagement of our registered independent accountants to perform those services.

If the stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different registered independent accountant at any time during the year if it is determined that such a change would be in the best interest of the Company and its stockholders.

Ernst & Young LLP expects to have a representative at our annual meeting who will have the opportunity to make a statement and will be available to respond to questions, as appropriate.

The Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our registered independent accountants for our fiscal year ending June 30, 2016.

Fees Billed to the Company by Ernst & Young LLP

The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firm, Ernst & Young LLP, during the fiscal years ended June 30, 2015 and June 30, 2014.

Audit and Non-Audit Fees

	2015	2014
Audit Fees (1)	$3,164,000	$2,564,000
Audit Related Fees (2)	$305,000	$559,000
Tax Fees (3)	$286,000	$179,000
All Other Fees (4)	$8,000	$41,000

(1)	Reflects the aggregate fees billed for each of the 2015 and 2014 fiscal years for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and review of our quarterly financial statements, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
(2)	Reflects the aggregate fees billed by Ernst & Young LLP in each of the 2015 and 2014 fiscal years for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported in the immediately preceding paragraph. The services comprising the fees disclosed under this category were principally related to due diligence in connection with acquisitions and accounting consultations.
(3)	Reflects the aggregate fees billed in each of the 2015 and 2014 fiscal years for professional services rendered by Ernst & Young LLP for tax advice, tax compliance and tax planning.
(4)	Reflects fees billed by Ernst & Young LLP for each of the 2015 and 2014 fiscal years for corporate finance assistance related to a foreign legal entity and an insurance cost assessment review, respectively.

The Audit Committee has considered whether the provision of the services described above in this section is compatible with maintaining Ernst & Young’s independence and has determined that it is.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our registered independent accountants. Pre-approval is provided for up to one year, is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the registered independent accountants, the Audit Committee considers whether such services are consistent with the registered independent accountants’ independence, whether the registered independent accountants are likely to provide the most effective and efficient service based on their familiarity with us, and whether the service could enhance our ability to manage or control risk or improve audit quality. The Audit Committee has delegated limited pre-approval authority to its chairman, who must report any decisions to the Audit Committee at its next scheduled meeting.

In fiscal years 2015 and 2014, all of the audit fees, audit related fees, tax fees and all other fees were pre-approved by the Audit Committee or its chairman.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board of Directors’ oversight of the integrity of the Company’s financial statements, the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal controls and procedures. In addition, the Audit Committee reviews all material related party transactions, if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

In addition to fulfilling its responsibilities as set forth in its charter and further described above in “Board of Directors and Corporate Governance – Committees of the Board – The Audit Committee,” the Audit Committee has reviewed the Company’s audited financial statements for fiscal year 2015. Discussions about the Company’s audited financial statements included its independent registered public accounting firm’s judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in its financial statements, as well as other matters, as required under Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees (“AS 16”) and by our Audit Committee Charter. In conjunction with the specific activities performed by the Audit Committee in its oversight role, it issued the following report:

1.	The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended June 30, 2015 with the Company’s management.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by AS 16.

3.	The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm their independence from the Company.

Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 for filing with the SEC.

Andrew R. Heyer, Chairperson

Adrianne Shapira

Lawrence S. Zilavy

The foregoing Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS

The following proposal was submitted by a stockholder of the Company. If the stockholder proponent, or a representative who is qualified under state law, is present and submits such proposal for a vote, then the proposal will be voted on at the Annual Meeting of Stockholders of the Company. In accordance with federal securities regulations, we have included the stockholder proposal plus any supporting statements exactly as submitted by the proponent. To make sure readers can easily distinguish between material provided by the proponent and material provided by the Company, we have put a box around material provided by the proponent.

James McRitchie, 9295 Yorkship Court, Elk Grove, California 95758, owner of at least 300 shares of Common Stock, submitted the following proposal:

Resolved: Shareholders of the Hain Celestial Group, Inc. (the “Company”), ask the board of directors (the “Board”) to adopt, and present for stockholder approval, a “proxy access” bylaw. Such bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall never exceed the greater of (i) twenty percent (20%) of the directors then serving, or (ii) two candidates. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (iii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control of the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the twenty percent (20%) or two candidate limit.

Supporting Statement: The SEC’s proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf), which was to apply to all companies subject to SEC proxy rules, was vacated after a court’s 2011 decision in Business Roundtable v. SEC that the SEC had failed to conduct adequate an cost-benefit analysis. Therefore, proxy access rights must be established on a company-by-company basis. Subsequently, CFA Institute’s Proxy Access in the United States: Revisiting the Proposed SEC Rule (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1) performed a cost-benefit analysis and found proxy access:

•	Has the potential to enhance board performance, raising US market capitalization by up to $140.3 billion

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

Enhance stockholder value. Vote for: Proxy Access for Shareholders – Proposal 4

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

MANAGEMENT

Executive Officers

The following information describes the background and business experience of our executive officers as of October 1, 2015, other than Mr. Simon.

Stephen J. Smith, Executive Vice President and Chief Financial Officer (through September 7, 2015), Age 55

Mr. Smith was appointed Executive Vice President and Chief Financial Officer in September 2013. Prior to his appointment at Hain Celestial, Mr. Smith served as Executive Vice President and Chief Financial Officer of Elizabeth Arden, Inc., a global prestige beauty products company, from May 2001 to September 2013. Previously, Mr. Smith, a certified public accountant, was with PricewaterhouseCoopers LLP, an international professional services firm, as partner from October 1993 until May 2001, and as manager from July 1987 until October 1993.

Pasquale Conte, Executive Vice President and Chief Financial Officer (effective September 8, 2015), Age 52

Mr. Conte was appointed Executive Vice President and Chief Financial Officer in September 2015. Prior to his appointment, he served as Senior Vice President, Finance and Treasurer from October 2014 to September 2015, and Vice President and Treasurer from July 2009 to October 2014. Prior to his employment with the Company, Mr. Conte served as a financial consultant to the Company from March 2009 to July 2009. Prior to joining Hain Celestial, he worked at Enterprise Mobility Solutions, a division of Motorola, Inc. (formerly Symbol Technologies, Inc.) in a series of financial roles of increasing responsibilities including Tax Director, Vice President and Controller and ultimately, Chief Financial Officer. Mr. Conte, a Certified Public Accountant, previously worked at Colgate-Palmolive Company, NYNEX Corporation and Arthur Anderson, LLP.

John Carroll, Executive Vice President and Chief Executive Officer – Hain Celestial North America, Age 55

Mr. Carroll was appointed Executive Vice President and CEO – Hain Celestial North America in February 2015 and Executive Vice President and CEO – Hain Celestial United States in May 2008. He assumed the positions of Executive Vice President – Melville Business in February 2004, President of Grocery and Frozen in July 2004, President of Grocery and Snacks in September 2005 and President of Personal Care in August 2006. Prior to his employment with the Company, from April 2003 through July 2003, Mr. Carroll served as a consultant to the Company, providing due diligence services with respect to potential acquisitions. Prior to his consulting, Mr. Carroll was Managing Director, Heinz Frozen Foods at the H. J. Heinz Company, a global food company, where he served in positions of increasing responsibility from 1995 until 2003.

Denise M. Faltischek, Executive Vice President and General Counsel, Chief Compliance Officer and Corporate Secretary, Age 42

Ms. Faltischek was appointed Executive Vice President and General Counsel, Chief Compliance Officer in November 2013. In addition, she was appointed as Corporate Secretary in January 2015. Prior to her appointment, she served as Senior Vice President and General Counsel from October 2010 to November 2013, General Counsel from October 2009 to October 2010, Senior Associate General Counsel from April 2009 until October 2009 and Associate General Counsel from July 2005 until April 2009. Prior to her employment with the Company, she was with the law firm of Ruskin Moscou Faltischek, P.C. where she practiced corporate and securities law.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) explains our overall compensation philosophy, describes the material components of our executive compensation programs and details the determinations made by the Compensation Committee for the compensation awarded to the following “named executive officers”:

Executive	Position
Irwin D. Simon	Founder, President, Chief Executive Officer and Chairman of the Board
Stephen J. Smith	Executive Vice President and Chief Financial Officer
John Carroll	Executive Vice President and Chief Executive Officer – Hain Celestial North America
Denise M. Faltischek	Executive Vice President and General Counsel, Chief Compliance Officer and Corporate Secretary

This CD&A contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Executive Summary1

Building on our strong fiscal year 2014 financial performance, our performance expectations for fiscal year 2015 included an increase in net sales of 27% to 30.0% over fiscal year 2014 and an increase in adjusted earnings per diluted share of 17% to 23% over fiscal year 2014. These expectations were incorporated into setting our performance goals set for our fiscal year 2015 annual incentive program.

In fiscal year 2015, we achieved strong sales and earnings growth driven by improved consumption, expanded distribution and the contributions from the acquisitions we made during the year. We achieved these results while overcoming numerous challenges during the year including the largest product recall in the Company’s history, a fire that limited production for one of our largest brands and disruptions in some of the businesses of our distributor and retail customers.

[1]	The “adjusted” financial measures referred to in the “Executive Summary” section are not defined under U.S. generally accepted accounting principles (“GAAP”) and are not deemed alternatives to measure performance under GAAP. Earnings per Diluted Share (“EPS”) – adjusted and EBITDA were included in the Company’s earnings press release for the fourth quarter and fiscal year ended June 30, 2015. EBITDA is defined as net income before income taxes, net interest expense, depreciation and amortization, impairment of long lived assets, equity in the earnings of non-consolidated affiliates and stock based compensation. Adjusted EBITDA is defined as net income before income taxes, net interest expense, depreciation and amortization, impairment of long lived assets, equity in the earnings of non-consolidated affiliates, stock based compensation, acquisition-related expenses, including integration and restructuring charges and other non-recurring items.

Our fiscal year 2015 performance reflected a continuation of our steadily improving results. Our three year performance in fiscal years 2013 through 2015 reflected double-digit compounded adjusted net sales growth as well as double-digit compounded earnings per diluted share and adjusted earnings per diluted share growth:

During this same three-year period, we also delivered double-digit compounded EBITDA growth.

Stockholder value has increased as a result of our successful execution of our strategic plan. Our total stockholder return (“TSR”)2 has significantly outperformed the TSR of our Global Industry Classification Standard (“GICS”) Industry Group over each of the last one-, three- and five-year periods as follows:

	Hain Celestial	GICS Industry Group Median	% of Hain Outperformance
1-year	48.4%	9.1%	431.9%
3-year	33.8%	19.6%	72.4%
5-year	45.5%	18.9%	140.7%

Demonstrating our commitment to the long-term strategic growth of the Company and the resulting creation of long-term stockholder value, our TSR of 33.8% for the three years ended June 30, 2015 was higher than 68 of the other 80 companies in our GICS having three years of data, and our TSR of 45.5% for the five year period was similarly higher than 75 of the other 77 companies in our GICS having five years of data.

[2]	TSR for each period is the annualized rate of return reflecting price appreciation plus dividends (based on reinvestment as of the end of the month of the dividend payment) and the compounding effect of dividends paid on reinvested dividends over the period.

In addition, the Company achieved several additional accomplishments in fiscal year 2015:

•	Completed three strategic acquisitions:

–	Hain Pure Protein Corporation (Plainville Farms® and FreeBird® brands);

–	EK Holdings, Inc. (Empire® Kosher and Kosher Valley® brands); and

–	Belvedere International, Inc. (Live Clean® brand);

•	Worldwide net sales reached a record $2.7 billion;

•	Introduced over 200 new innovative products worldwide; and

•	Delivered $55 million in worldwide productivity savings.

Stockholder Outreach

We have a Stockholder Engagement Program

Hain Celestial is a leader in corporate governance, and has consistently demonstrated our longstanding willingness to listen and respond to our stockholders’ concerns. We take seriously our fiduciary duty to our stockholders to protect and enhance their interests in the Company. In that spirit, the Company remains committed to quality stockholder engagement because it allows us to understand and consider the viewpoints of our stockholders. During our 2015 fiscal year, in addition to our regular conversations and meetings that we hold with our investors throughout the fiscal year, we also held meetings with a number of our stockholders to discuss issues of interest to them, including executive compensation and governance matters.

Our 2014 Say-On-Pay Vote

At our 2014 Annual Meeting of Stockholders, stockholders did not express a high level of support (50.5%) for the compensation of our named executive officers. Following the meeting, we met with several of our stockholders to review their positions on say-on-pay. In addition, we reviewed our voting results, evaluated our investor feedback and considered other factors in assessing the Company’s compensation programs. After considering these factors, the Company made several changes to our executive compensation practices as set forth below.

How We Incorporated Stockholder Feedback Over the Past Year

For fiscal year 2015, after considering feedback received from investors, the Board determined to:

•	Support with a vote “For” recommendation, a stockholder proposal regarding proxy access (see “Proposal No. 4 – Stockholder Proposal Regarding Proxy Access” on page 19);

•	Commencing with the adoption of the 15-16 LTIP (as defined below), increase the vesting period for any time-based restricted stock from 2-years to 3-years pro rata vesting;

•	Increase stockholder alignment by increasing the proportion of equity compensation to cash compensation;

•

Commencing with the adoption of the FY16 Annual Incentive Plan and the 16-17 LTIP, evaluate the performance metrics used in both the Annual Incentive Award Plan and the Long Term Incentive Plan and seek to eliminate the use of some of the same metrics in both plans; and

•	Commencing in fiscal year 2016, eliminate the Founder CEO Peer Group.

2015 Compensation Practices at a Glance

In evaluating our 2015 executive compensation plan, we implemented additional features and retained ones that we believe strengthen the alignment between the interests of our NEOs and our stockholders.

What We Do ✓		What We Do NOT Do ×
✓	DO align annual incentive pay and performance by linking 100% of annual incentive compensation to the achievement of a balanced mix of quantitative and qualitative, at-risk performance hurdles tied to Company strategic objectives	×	NO guaranteed cash incentives, equity compensation or salary increases for NEOs

✓	DO align long-term incentive pay and performance by linking significant compensation to the achievement of quantitative, at-risk performance hurdles	×	NO defined pension benefits for any of our NEOs

✓	DO promote executive officer retention by increasing the vesting period for any time-based restricted stock to three year pro rata vesting (increased from 2-year vesting)	×	NO compensation or incentives that encourage unnecessary or excessive risk taking

✓	DO strive to award incentive compensation to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)	×	NO tax gross ups for our CEO or any executive officer entering into a change in control agreement since 2009

✓	DO cap payouts for awards under our Annual Incentive Award Plan and LTIP	×	NO pledging of any of our securities (adopted Anti-Pledging Policy)

✓	DO maintain rigorous stock ownership guidelines (6x base salary for the CEO, 3x base salary for Executive Vice Presidents, 2x base salary for other executive officers and segment leaders, 1x base salary for all other LTIP participants and 5x annual cash compensation (excluding additional cash compensation to committee chairpersons) for non-employee directors)	×	NO hedging or derivative transactions involving our securities (adopted Anti-Hedging Policy)

✓	DO maintain a clawback policy	×	NO “single-trigger” change in control agreements entered into with our CEO or any executive officer since 2009

✓	DO conduct annual compensation risk assessments	×	NO excessive perquisites or other benefits

✓	DO appoint a Compensation Committee comprised solely of independent directors	×	NO repricing or buyouts of underwater stock options

✓	DO use an independent compensation consultant	×	NO equity plan evergreen provisions

Compensation Philosophy

Our mission is to be the leading marketer, manufacturer and seller of organic and natural, better-for-you products. We are committed to growing sustainably while continuing to implement environmentally sound business practices and manufacturing processes. To achieve this, we strive to maximize growth in net sales, earnings and operating cash flow. This requires the Company to continue to introduce innovative new products and expand its distribution and geographical reach, maintain a strong financial position and manage its cost of goods and expenses. Our mission and operating strategy requires that our compensation philosophy recognizes both near-term financial and operational success as well as decision-making that supports long-term value growth. For these reasons, the Company’s executive compensation program has been designed to incentivize both near-term and long-term objectives by providing executive officers with both annual incentive and long-term incentive awards. Given the importance of long-term growth, a greater emphasis is placed on the value of long-term incentive awards in our executive officer’s total compensation.

We believe that a significant portion of our executive compensation should be dependent on the continued growth and success of our Company so that our executive officers have even stronger motivation to work towards the long-term interests of our stockholders. Accordingly, a significant portion of executive compensation is designed to be “at risk” and therefore, the majority of the compensation of our executives is annual and long-term incentive compensation which is dependent on achieving performance goals and is comprised mostly of equity compensation, that will appreciate in value only to the extent that shares held by our stockholders also increase in value.

The Compensation Committee reviews our compensation design and philosophy on an annual basis to ensure that our executive compensation program continues to support the Company’s strategy, objectives and stockholder interest and that executive officers are rewarded in a manner consistent with such philosophy.

Objectives of Our Compensation Program

We provide a competitive total compensation package to our executive management team through a combination of base salary, annual incentives, long-term incentives and other compensation, including severance and change in control agreements.

The primary objectives of our executive compensation program are to:

•	Align the interests of our executives with the interests of our stockholders;

•	Promote the creation of long-term stockholder value;

•	Attract, motivate and retain key employees with outstanding talent and ability;

•	Structure executive compensation in a manner that promotes our strategic, financial and operating performance objectives; and

•	Reward performance, with a meaningful portion of compensation tied to the Company’s financial and strategic goals.

Our compensation elements are designed to achieve the objectives set forth above as follows:

•	Base salary and benefits are designed to attract and retain executives by providing regular and continued payments that are appropriate to their position, experience and responsibilities;

•	Annual performance-based awards are designed to focus our executives on pre-set objectives each year and drive specific performance needed to foster short-term and long-term growth and profitability;

•	Long-term incentives are designed to align our executives’ interests with those of our stockholders and to motivate executives to generate long-term value for our stockholders over the long-term; and

•

Severance and change-in-control plans are designed to mitigate the distraction of our key executives when faced with a potential change in control or other possible termination situations and to facilitate our ability to attract and retain executives as we compete for talented individuals in a marketplace where such protections are commonly offered.

CEO Compensation

Our CEO, Irwin D. Simon, founded our Company in 1993. Mr. Simon is widely viewed as a prominent visionary and leader in the organic and natural products industry. He brings innovation and a creative vision to his position, as well as important relationships with customers, consumers and suppliers not easily found elsewhere in the industry. As both CEO and Chairman of the Board, he provides leadership on strategy, acquisitions and new product innovation and is a spokesperson not only for our Company but for issues that face the industry as a whole. Through his leadership and years of dedication as both CEO and Chairman of the Board, Mr. Simon has made, and continues to make, considerable contributions to our success through worldwide internal growth and acquisitions. Mr. Simon also has contributed significantly to the growth of the Company and the organic and natural products industry through expansion into conventional outlets and a more widespread customer base, including grocery, mass merchandisers, club stores and e-commerce. We believe Mr. Simon’s unique position at Hain Celestial and in our industry as well as his extraordinary performance warrant his compensation.

Fiscal Year 2015 Compensation

Compensation Consultant and Benchmarking

For the purpose of its fiscal year 2015 executive compensation determinations, the Compensation Committee requested that Aon Hewitt compare the total direct compensation of the NEOs to the Food and Beverage Peer Group discussed below, provide an analysis of our CEO’s compensation as compared to the Founder CEO Peer Group discussed below, evaluate the competitiveness of the compensation of our non-employee directors and advise on executive compensation plan design.

In order to examine the competitiveness of our overall compensation program, Aon Hewitt compared the total direct compensation, which consists of base salary, annual incentive compensation, and long-term incentive compensation, but does not include benefits and perquisites, of our NEOs during fiscal year 2015 to publicly filed data of comparable companies in the Food and Beverage Industry. The process for choosing the companies used in the Aon Hewitt analysis report was based on the following screening criteria as instructed by the Compensation Committee: net sales, market capitalization, experiencing strong growth, having significant international operations, primarily focused on food/beverage or consumer/household products, recognized for their industry leadership and brand recognition and competing for talent (the “Food and Beverage Peer Group”). The resulting companies were as follows:

• Chipotle Mexican Grill, Inc.	• Nu Skin Enterprises, Inc.
• Coach, Inc.	• Panera Bread Company
• Coty Inc.	• Pinnacle Foods Inc.
• Diamond Foods, Inc.	• Post Holdings, Inc.
• Flowers Foods, Inc.	• Synder’s-Lance, Inc.
• Keurig Green Mountain, Inc.	• The J. M. Smucker Company
• J&J Snack Foods Corp.	• TreeHouse Foods, Inc.
• lululemon athletica inc.	• United Natural Foods, Inc.
• McCormick & Company, Incorporated	• The WhiteWave Foods Company
• Mead Johnson Nutrition Company
• Molson Coors Brewing Company
• Monster Beverage Corporation

Lastly, the Compensation Committee instructed Aon Hewitt to include a separate analysis on the founder CEO, based on a unique peer group where, like Mr. Simon, the founder or co-founder is also the current CEO of the company (the “Founder CEO Peer Group”). As Mr. Simon founded the Company in 1993 and has presided over its growth, strategic vision and success, the Compensation Committee believes he brings unique, in-depth knowledge and dedication to the CEO position and therefore his compensation should be considered alongside other founder CEOs.

The companies in the Founder CEO Peer Group were as follows:

• 1-800-Flowers.com	• Jakks Pacific, Inc.
• Boulder Brands, Inc.	• L. Brands, Inc.
• The Cheesecake Factory Incorporated	• Netflix Inc.
• Chipotle Mexican Grill, Inc.	• Rocky Mountain Chocolate Factory Inc.
• Helen of Troy Limited	• Starbucks Corporation

The Compensation Committee reviewed the Aon Hewitt report for the purpose of confirming that (i) our executive compensation practices are generally in line with companies who compete with us for executive talent in both the Food and Beverage Industry and General Industry; and (ii) our compensation practices with respect to our CEO are generally in line with other companies with founder CEOs. The Compensation Committee did not set our executive compensation levels with reference to any particular percentile of either the Food & Beverage Peer Group or the Founder CEO Peer Group, or with an eye towards “matching” any particular element or mix of elements. However, when both sets of data were compared, the Compensation Committee believed that the Company’s levels of executive pay were competitive.

Total Annual Compensation

Base Salary

The base salary component of our compensation program is intended to attract and retain top executive talent by fairly compensating our executive officers according to their job responsibilities, overall performance and professional experience. The salary ranges for each of our executive positions are based on appropriate external comparisons discussed above and internal responsibilities.

Base salaries for our executive officers are reviewed annually and are subject to annual adjustments at the discretion of the Compensation Committee. At the Compensation Committee’s request, our CEO discusses the performance of the other executive officers. The Compensation Committee gives considerable weight to the CEO’s evaluation of the other executive officers because of his direct knowledge of each individual officer’s performance and contributions.

In reviewing base salaries, the Compensation Committee considers, among other matters, each executive officer’s:

•	past performance;

•	scope and nature of responsibilities;

•	experience;

•	expected future contributions; and

•	base salary in comparison to our other employees (including the relationship of the salaries of our CEO and the other executive officers).

For fiscal year 2015 the Compensation Committee approved the following salaries for the NEOs:

Name	Fiscal Year 2015 Salary

Irwin D. Simon	$1,850,000

John Carroll	$693,000

Stephen J. Smith	$510,000

Denise M. Faltischek	$550,000

Annual Incentives

Our annual incentive compensation program is designed to motivate our executive officers to achieve annual financial and operational performance based upon our financial and non-financial objectives.

Funding

For fiscal year 2015, the Compensation Committee established the performance goal of EBITDA – adjusted3 of $314.4 million, which must be met for an executive officer’s annual incentive award opportunity to be funded at the maximum of his or her award. As our fiscal year 2015 adjusted EBITDA of $337.9 million exceeded the goal, payment of the maximum awards was authorized to fund the plan for our executive officers, subject to the individual payout determinations discussed below.

Individual Payouts

Once the performance goal has been achieved, the Compensation Committee determines individual annual incentive payments. For fiscal year 2015, the annual incentive targets for all executive officers were set at 100% of annual base salary for target performance, subject, in each case, to the Compensation Committee’s discretion as described below. Messrs. Simon and Carroll were eligible for up to a maximum of 400% and 200%, respectively, of their annual base salary for performance that exceeded target. Ms. Faltischek’s and Mr. Smith’s annual incentive payment could not exceed their annual incentive target.

For fiscal year 2015, the Compensation Committee adopted eleven performance measures for Mr. Simon, thirteen performance measures for Mr. Carroll, thirteen performance measures for Ms. Faltischek and thirteen performance measures for Mr. Smith. These performance measures were grouped into two categories, financial and non-financial goals. These performance measures guide the Compensation Committee in assessing each executive’s performance and determining individual annual incentive payments. The weightings assigned by the Compensation Committee to the categories of performance measures were 50% for financial performance and 50% for non-financial performance for each individual.

These weightings represented the Compensation Committee’s general view of the relative importance of the performance measures with respect to each executive officer at the time the performance measures were adopted. No one performance measure was considered to be material in determining annual incentive payments. The performance measures are set annually by the Compensation Committee and are intended to be difficult, but realistic, given our expectations about our performance for the year.

[3]	Under the terms of the plan adopted by the Compensation Committee, EBITDA – adjusted excludes the impact of non-cash compensation, currency fluctuations, impairment of long-lived assets, restructuring and integration charges and other non-cash and non-recurring items which may have been incurred during the fiscal year.

While the performance measures form a framework for awarding individual annual incentive payments, the Compensation Committee retains complete discretion over the final amount of the annual incentive payment, and has authority to award no payments even if the targets for all performance measures are met, to award some payment for performance below the threshold performance level, and to award additional amounts for above target performance. However, the Compensation Committee does not have authority to grant awards in excess of the maximum annual incentive payment described above for which each executive is eligible. In making its payment determination, the Compensation Committee may consider a variety of factors, including achievement of the individual performance measures set by the Compensation Committee, each executive officer’s individual contributions to the achievement of the performance measures and to the overall performance of the Company, and the performance of each executive officer relative to the other executive officers. In making its assessment, the Compensation Committee may exercise its discretion with respect to the factors listed above as well as their relative importance to arrive at an initial award determination for each executive based on the totality of the information considered, including Mr. Simon’s evaluation of each other executive officer. The Compensation Committee may also consider external factors, such as the overall economic environment.

Financial Measures

The following are the financial measures and actual results that the Compensation Committee considered for Messrs. Simon and Smith and Ms. Faltischek for fiscal year 2015:

Financial Measure[4]	50% of Target Award	Target	Maximum Target Award	Actual
Net Sales – adjusted (FY2015 vs. FY2014)	+26.5%	+28.3%	+30.0%	+28.4%
Diluted Earnings Per Share – adjusted (FY2015 vs. FY2014)	+18.9%	+20.5%	+22.1%	+21.4%
EBITDA – adjusted (FY2015 vs. FY2014)	+21.5%	+23.1%	+24.7%	+21.5%

The net sales measure was designed to reflect our objectives of developing new products, growing top-line revenue, expanding distribution in new and existing channels and geographies. The adjusted earnings per share measure was designed to serve as an indicator of the Company’s profitability. To ensure that we efficiently develop and expand our markets, the adjusted EBITDA measure was intended to motivate Messrs. Simon and Smith and Ms. Faltischek to manage our costs and take into account the appropriate level of expenses expected with our growth.

[4]	The “adjusted” financial measures referred to in this “Financial Measures” section are not defined under GAAP and are not deemed alternatives to measure performance under GAAP. As explained in this section, the annual incentive plan is based in part on certain financial goals, which may be adjusted from the GAAP results by the Compensation Committee at its discretion. We have presented information regarding these adjusted results solely to indicate the inputs to the annual incentive plan, as considered by the Compensation Committee. The results for Net Sales – adjusted were calculated using net sales, including sales recalled for the nut butter voluntary recall and non-dairy beverage withdrawal, and excluding any currency fluctuations. Diluted Earnings Per Share – adjusted, were calculated using the net income from continuing operations – adjusted presented by the Company in its earnings press release for the fourth quarter and fiscal year ended June 30, 2015, further adjusting for currency fluctuations and certain non-cash compensation and using the originally budgeted diluted shares (adjusted for the stock split) upon which the targets were set. Under the terms of the plan adopted by the Compensation Committee, EBITDA – adjusted excludes the impact of non-cash compensation, currency fluctuations, impairment of long-lived assets, restructuring charges and other non-cash and non-recurring items which may have been incurred during the fiscal year.

The financial measures for Mr. Carroll were proposed by Mr. Simon and approved by the Compensation Committee. Mr. Carroll’s financial measures related to net sales and operating income with respect to the Company’s U.S operating segment, of which he is the CEO. In fiscal year 2015, the Company’s U.S. operating segment represented approximately 50.9% of the Company’s consolidated net sales. In addition, Mr. Carroll had the same adjusted diluted earnings per share financial measure as the other NEOs. Since Mr. Carroll is the CEO of the U.S. operating segment, he was subject to the operating income measure for the U.S. operating segment rather than the EBITDA measure for the consolidated business.

For Mr. Carroll, the following are the financial measures and actual results that the Compensation Committee considered for him for fiscal year 2015:

Financial Measure[5]	50% of Target Award	Target	Maximum Target Award	Actual
Net Sales – adjusted (FY2015 vs. FY2014)	+9.07%	+10.6%	+12.1%	+7.7%
Diluted Earnings Per Share – adjusted (FY2015 vs. FY2014)	+18.9%	+20.5%	+22.1%	+21.4%
Operating Income – adjusted (FY2015 vs. FY2014)	+9.7%	+11.0%	+12.5%	+9.8%

The Compensation Committee adopted separate non-financial performance measures for each NEO. The non-financial performance measures provide recognition for contributions made to the overall performance of the Company and were intended to capture how the NEO performed in areas that were not quantified in the financial measures metrics. The non-financial measures were intended to be difficult but realistic to meet.

Fiscal Year 2015 Annual Incentive Award Determinations

In making its initial determination of the annual incentive payment for each NEO, the Compensation Committee first considered a variety of factors in evaluating each NEO’s performance, including:

•	achievement of the performance measures set by the Committee (as described in the following paragraphs); and

•	each NEO’s individual contributions to the achievement of the performance measures and to the overall performance of the Company.

In making its assessment, the Committee exercised its discretion with respect to the factors listed above as well as their relative importance to arrive at an award determination for each executive based on the totality of the information considered, including Mr. Simon’s evaluation of each other NEO. Although the weightings ascribed to the performance measures were used as a guide in the decision making process, the ultimate incentive

(5)	The “adjusted” financial measures referred to in this “Financial Measures” section are not defined under GAAP and are not deemed alternatives to measure performance under GAAP. As explained in this section, the annual incentive plan is based in part on certain financial goals, which may be adjusted from the GAAP results by the Compensation Committee at its discretion. We have presented information regarding these adjusted results solely to indicate the inputs to the annual incentive plan, as considered by the Compensation Committee. The results for Net Sales – adjusted were calculated using U.S. segment net sales, including sales recalled for the nut butter voluntary recall, and excluding any currency fluctuations. Diluted Earnings Per Share – adjusted, were calculated using the net income from continuing operations – adjusted presented by the Company in its earnings press release for the fourth quarter and fiscal year ended June 30, 2015, further adjusting for currency fluctuations and certain non-cash compensation and using the originally budgeted diluted shares (adjusted for the stock split) upon which the targets were set. The results of Operating Income – adjusted were calculated using U.S. segment operating income, excluding any currency fluctuations and before acquisition-related expenses, including integration and restructuring charges and nut butter voluntary recall related expenses.

payment awards did not strictly follow the weightings that had been previously established; rather, they were considered in combination with the Compensation Committee exercising its discretion based on the totality of the information considered.

Mr. Simon

In assessing whether Mr. Simon achieved his financial measures, the Compensation Committee noted the Company’s strong financial results in fiscal year 2015 in that the Company had over achieved the targets indicated for Mr. Simon to receive more than his target award for adjusted net sales and adjusted earnings per share. They also noted that, with respect to adjusted EBITDA, the Company achieved the threshold target indicated for Mr. Simon to receive his threshold award.

The eight non-financial measures for Mr. Simon related to strengthening the Company’s management team and overall organization on a global basis, continuing to develop and implementing the Company’s international infrastructure, entering into acquisitions, divestitures or strategic alliances or expanding into new product categories or geographies, building global teams to drive research and development, innovation, product quality and procurement initiatives, continuing to make progress towards implementing a global branding campaign, working to continuously improve the Company’s corporate governance practices and the Board of Directors and enhancing public awareness of the Company. In making its determination, the Compensation Committee noted that Mr. Simon had significantly over achieved his targets by successfully completing three acquisitions and integrating the acquisitions completed in the prior fiscal year. The acquisition of Hain Pure Protein Corporation and EK Holdings, Inc. expanded our worldwide product portfolio into the poultry category. The acquisition of Belvedere International, Inc. expanded our business in Canada and provided additional personal care manufacturing capabilities. The Compensation Committee also took into account that Mr. Simon had successfully overseen the completion and opening of the Company’s new offices in India and that additional Hain product offerings were beginning to be sold into India and the Middle East. The Compensation Committee also noted Mr. Simon’s work on upgrading and strengthening the management team on a global basis. Finally, the Compensation Committee noted that Mr. Simon worked to continuously improve the Company’s corporate governance practices and enhance the public awareness of the Company through increased media and conference appearances. For the third year in row, the Company was named to FORTUNE magazine’s 100 Fastest-Growing Companies in America list, and for the first time, was named to the FORTUNE 1000 list.

Mr. Carroll

In assessing whether Mr. Carroll achieved his financial measures, the Compensation Committee noted Hain Celestial U.S.’s good financial results in fiscal year 2015 despite challenges relating to the nut butter voluntary recall, the largest recall in the Company’s history, and disruptions in some of the businesses of our distributor and retail customers. While the U.S segment did not achieve the target indicated for Mr. Carroll to receive his target award for either adjusted net sales or adjusted operating income, it did achieve the threshold amount of the target for Mr. Carroll to receive 50% of his target award for adjusted operating income. Mr. Carroll did not receive any award relating to adjusted net sales. The Compensation Committee also noted that the Company had over achieved the target indicated for Mr. Carroll to receive more than his target award for adjusted earnings per share.

The ten non-financial measures for Mr. Carroll related to increasing AOC consumption growth, the achievement of productivity savings, re-establishing our nut butter business, upgrading the U.S. segment’s management team with key strategic hires, successfully completing an acquisition for the Company’s U.S. segment, driving innovation and distribution of products and certain sales and supply chain initiatives and integrating previous acquisitions. In evaluating his performance against these performance measures, the Compensation Committee recognized that Mr. Carroll had over achieved the performance indicated for Mr. Carroll to receive at least 200% of target award for achieving AOC consumption growth, completing the BluePrint® brand production start-up at our West Chester, PA facility on time and within budget, completing the outsourcing of our retail merchandising team and delivering on certain e-commerce strategies. In addition, Mr. Carroll achieved the performance required for Mr. Carroll to receive his target award in connection with driving innovation and distribution of products with the introduction of over 100 new products and the delivery of certain sales and supply chain initiatives with the attainment of productivity savings in excess of $35 million in the U.S.

Ms. Faltischek

In assessing whether Ms. Faltischek achieved her financial measures, the Compensation Committee noted the Company’s strong financial results in fiscal year 2015 and that the Company had over achieved the targets indicated for Ms. Faltischek to receive more than her target award for adjusted net sales and adjusted earnings per share. They also noted that, with respect to adjusted EBITDA, the Company did not achieve the target indicated for Ms. Faltischek to receive her target award.

The ten non-financial measures for Ms. Faltischek related to assessing and upgrading corporate policies, working to continuously improve the Company’s corporate governance practices, reviewing standards and processes to ensure compliance, risk assessment and mitigation, overseeing all strategic transactions and upgrading the processes and talent related to the legal, quality control, regulatory assurance and consumer care departments. In assessing whether Ms. Faltischek had been able to satisfy each of the non-financial performance measures attributed to her, the Committee noted that Ms. Faltischek had achieved the performance indicated for Ms. Faltischek to receive at least her target award for all such goals and over achieved the performance indicated in certain circumstances. In particular they noted that Ms. Faltischek had significantly over achieved her targets by successfully completing three acquisitions and assisted with the integration of several previous acquisitions. The Compensation Committee also noted that Ms. Faltischek completed risk assessment in certain critical areas and implemented new procedures or policies in order to mitigate such risk and successfully managed the nut butter voluntary recall. Finally, the Compensation Committee noted that Ms. Faltischek identified and hired a head of sustainability and began to develop the framework for a global sustainability program, upgraded both the quality and legal teams with key new hires and worked to continuously improve the Company’s corporate governance practices and the processes related to the legal, quality control, regulatory compliance and consumer care departments.

Mr. Smith

Mr. Smith ceased being the CFO on September 7, 2015 and his employment with the Company terminated on September 30, 2015. Since Mr. Smith’s termination was prior to the determination and payout of the Annual Incentive Award, Mr. Smith was not eligible to receive an annual incentive award.

The following table shows the target awards and the awards as determined by the Compensation Committee and the percentage of the target payment represented by the award for each participating NEO:

Name	Target Award	Annual Incentive Award	Award as a Percentage of Target

Irwin D. Simon	$1,850,000	$5,565,725	301%

John Carroll	$693,000	$711,711	103%

Stephen J. Smith	$510,000	$0	0%

Denise M. Faltischek	$550,000	$550,000	100%

Reflecting its philosophy that the primary objectives of executive compensation is to align the interests of key employees with the interests of our stockholders and promote the creation of long-term stockholder value, the Compensation Committee determined to pay 40% of the Annual Incentive Award in restricted stock vesting pro-rata over a period of two years with the remaining amount paid in cash.

Long-Term Incentive Program

We believe that equity grants serve our compensation objectives by linking the compensation of our key employees to our long-term growth strategy and further aligns such employees with our stockholders since the value of equity awards will increase or decrease with the changes in the value of our common stock. Historically, our principal method for long-term incentive compensation was discretionary equity grants under our 2002 Plan. Beginning in fiscal year 2010, the Company adopted a performance-based long-term incentive program, (the “LTI Program”). In fiscal year 2015, the LTI Program consisted of two performance-based long-term incentive plans (the “2014-2015 LTIP” and the “2015-2016 LTIP”) that provide for a combination of time-based equity grants and performance awards, which may be earned over a two-year performance period and paid in cash, stock, restricted stock, restricted stock units or other forms of stock-based awards, or any combination thereof at the discretion of the Compensation Committee. Participants in the LTI Program include our executive officers, including the NEOs, and certain other key executives.

The Compensation Committee administers the LTI Program and is responsible for, among other items, establishing the target values of awards to participants and selecting the specific performance factors for such awards. At the end of each performance period, the Compensation Committee determines, at its sole discretion, the specific payout to each participant. The Compensation Committee may take into account Mr. Simon’s evaluation of each other executive officer in exercising its discretion.

2014-2015 LTIP

Funding

For the 2014-2015 LTIP, the Compensation Committee established an overall performance goal of attaining a two-year average operating income, as defined6, of $236.1 million over the performance period of July 1, 2013 through June 30, 2015. This overall performance goal must be met in order for each executive officer’s long-term incentive award opportunity to be funded at the maximum award for each executive officer. The maximum award that can be earned by Mr. Simon is four times his base salary, by Messrs. Carroll and Smith is three times his base salary and by Ms. Faltischek is two and half times her base salary. As described below, the maximum awards could be reduced, but not increased, by the Compensation Committee based on such factors as they determined in their discretion, as described below. Such awards may be paid in cash and/or full value shares at the discretion of the Compensation Committee.

At the end of fiscal year 2015, the Compensation Committee determined that with our actual two-year average operating income as defined6, of $267.9 million the performance goal was exceeded and payment of up to the maximum award was authorized for our NEOs, subject to the individual payout determinations discussed below.

Individual Payout

For the 2014-2015 LTIP, for target performance each executive had a target award as a percentage of annual base salary as follows: Mr. Simon – 250%; Mr. Smith – 110%; Mr. Carroll – 200% and Ms. Faltischek – 125%. For this purpose, the annual base salary is determined by taking the average of the annual base salaries for fiscal year 2014 and fiscal year 2015. For threshold performance each executive’s award was 66.67% of the target award and the maximum award was 133.33% of the target award.

For determining individual payouts, the Compensation Committee adopted two performance measures, net sales and EBITDA-adjusted3. The target net sales measure was to achieve the middle range of net sales guidance

[6]	Under the terms of the plan adopted by the Compensation Committee, operating income is adjusted for the impact of non-cash compensation, currency fluctuations, impairment of long-lived assets, restructuring, integration and acquisition charges and other non-recurring items which may have been incurred during the performance period.

(as reported in the Company’s earnings release for the fourth quarter and fiscal year ended June 30, 2013) for fiscal year 2014 and increase net sales for fiscal year 2015 by 4% over fiscal year 2014 net sales. The target EBITDA measure was to achieve the EBITDA implied by the middle range of earnings per share guidance (as reported in the Company’s earnings release for the fourth quarter and fiscal year ended June 30, 2013) for fiscal year 2014 and increase EBITDA for fiscal year 2015 by 5% over fiscal year 2014 EBITDA. Based on the Company’s net sales and EBITDA performance during the 2014-2015 performance period, the Compensation Committee determined that each NEO was eligible to receive 133.33% of their target award under the 2014-2015 LTIP. However, after taking into account our CEO’s recommendation that awards to all participants be reduced due to the challenges faced by the Company in connection with the nut butter voluntary recall, the Compensation Committee exercised its discretion to reduce such awards for each NEO as follows: Mr. Simon and Ms. Faltischek to 99.99% of their target award, and Mr. Carroll to 66.67% of his target award. Since Mr. Smith’s employment terminated prior to the Compensation Committee’s determination, he received none of his target award.

In November 2013, the NEOs received an equity grant having a value equal to 50% of the targeted award under the 2014-2015 LTIP. Therefore, the value of the payout of the 2014-2015 LTIP was reduced by the grant date value of the November 2013 award. The following table shows the target awards and the awards as determined by the Compensation Committee and the actual payout to be made for each NEO:

Name	Annual Base Salary (1)	LTIP Target Percent	LTIP Target Dollars	LTIP Award (2)	50% of LTIP Target Dollars Previously Granted (3)	LTIP Payout (4)
Irwin D. Simon	$1,757,000	250%	$4,392,500	$4,392,390	$2,080,000	$2,312,390
Stephen J. Smith (5)	$502,500	110%	$506,872	$0	$272,250	$0
John Carroll	$659,000	200%	$1,318,000	$878,645	$625,000	$253,645
Denise M. Faltischek	$500,000	125%	$625,000	$624,984	$281,250	$343,734

(1)	The annual base salary is determined by taking the average of the annual base salaries for fiscal year 2014 and fiscal year 2015.
(2)	The LTIP award for Mr. Simon and Ms. Faltischek was 99.99% of their target award, for Mr. Carroll, 66.67% of his target award and for Mr. Smith, 0% of his target award.
(3)	On November 19, 2013 each of Messrs. Simon, Smith, Carroll and Ms. Faltischek received a grant of restricted stock having a value equal to 50% of their target awards under the 2014-2015 LTIP. The number of shares granted was determined using the closing market price of $41.70 on November 19, 2013. In each case, the NEO’s fiscal year 2014 salary was used to calculate the LTIP target.
(4)	The amounts in this column differ slightly from the amounts listed in the Summary Compensation Table due to rounding to the nearest whole share.
(5)	Mr. Smith ceased being the CFO on September 7, 2015 and his employment with the Company terminated on September 30, 2015.

Reflecting its philosophy that executive compensation contain a component of equity compensation, which will appreciate in value only to the extent that shares held by our stockholders also increase in value, the Compensation Committee determined to pay 100% of the LTIP payout in fully vested shares of the Company’s common stock. Based upon the recommendation of the Compensation Committee, the Board of Directors approved grants of fully vested common stock to the LTIP participants.

2015-2016 LTIP

Funding

The 2015-2016 LTIP generally follows the 2014-2015 LTIP, with an overall performance goal of two-year average operating income6, which must be met for each executive officer’s long-term incentive award opportunity to be funded at the maximum level. The two-year operating income goal was designed to challenge management to improve operating results year over year, but were set at levels which would be reasonably likely to be met, based on expected performance. The maximum award that can be earned by Mr. Simon is ten times his base salary, by Mr. Carroll and Ms. Faltischek is four and half times his or her base salary and by Mr. Smith is two and half times his base salary. The maximum awards may be reduced, but not increased, by the Compensation Committee based on such factors as they may determine in their discretion, as described below. Such awards may be paid in cash and/or full value shares at the discretion of the Compensation Committee. At the end of the performance period, the Compensation Committee will evaluate whether the Company achieved the operating income goal. As we have not completed the performance period, individual payments with respect to performance-based incentive awards have not yet been determined or authorized for our executive officers under this plan.

Individual Payout

At the end of the performance period, in the event the performance goal is achieved, the Compensation Committee will determine individual long-term incentive awards. For the 2015-2016 LTIP, target awards as a percentage of base salary for each of the named executive officers is: Mr. Simon – 700%; Mr. Carroll – 250%; Mr. Smith – 110%, and Ms. Faltischek – 300%, subject, in each case, to the Compensation Committee’s discretion as described below. For threshold performance each executive’s award is 57% of the target award and the maximum award is 143% of the target award.

Similar to the 2014-2015 LTIP, the Compensation Committee adopted net sales and EBITDA-adjusted3 as the performance measures for determining individual payouts assuming that the overall operating income goal is achieved. These performance measures guide the Compensation Committee in assessing each executive’s performance and determining individual long-term incentive award payments. The net sales measure was designed to reflect our objective of growing top-line net sales year over year. The EBITDA measure was intended to motivate our executive officers to manage our costs and take into account the appropriate level of expenses consistent with our growth over the long-term. The performance measures were designed to challenge management to improve operating results year over year, but were set at levels which would be reasonably likely to be met, based on expected performance.

While the performance measures form a framework for awarding individual long-term incentive payments, the Compensation Committee retains complete discretion over the final amount of the long-term incentive payments, and has authority to award some payment for performance below the target performance level and to award additional amounts for above target performance. However, the Compensation Committee does not have authority to grant awards in excess of the maximum long-term incentive payment described above for which each executive is eligible.

Equity Awards

Based upon the recommendation of the Compensation Committee, the Board of Directors approved grants of restricted stock to senior management of the Company on November 20, 2014, including the NEOs. The NEOs received restricted stock with a grant date value equal to 50% of each of their targets under the 2015-2016 LTIP as follows:

Name	Annual Base Salary	LTIP	LTIP Target Dollars	50% of LTIP Target Dollars (1)	Number of Shares
Irwin D. Simon	$1,850,000	700%	$12,950,000	$6,475,000	122,008
John Carroll	$693,000	250%	$1,732,500	$866,250	16,322
Stephen J. Smith(2)	$510,000	110%	$561,000	$280,500	5,286
Denise M. Faltischek	$550,000	300%	$1,650,000	$825,000	15,546

(1)	The amounts in this column differ slightly from the amounts listed in the Summary Compensation Table and Grant of Plan Based Awards Table due to rounding to the nearest whole share.
(2)	Mr. Smith’s employment terminated on September 30, 2015 and, as a result, he forfeited this award.

All of the above restricted stock grants were granted pursuant to the 2002 Plan. The number of shares granted was determined using the closing market price of $53.07 on November 20, 2014. Half of the shares are time-based and will vest in three equal installments on November 20, 2015, November 20, 2016 and November 20, 2017, and half of the shares are performance-based and will vest on November 20, 2017, provided the Company achieves the performance measures which were approved by the Compensation Committee. If the Company does not achieve the performance measures, the performance-based shares will not vest. The performance measures, the achievement of which determine the vesting of the restricted shares, are based on the net sales and EBITDA-adjusted goals set in connection with the 2015-2016 LTIP.

The grant date value of the above restricted stock awards granted to the NEOs would be reduced from his or her total individual award, if any.

Other Compensation and Perquisites

Our executive officers are eligible for the same level and offering of benefits that we make available to other employees, including our 401(k) plan, health care, dental and vision plans, life insurance plans, and other employee benefit programs. In addition to the standard benefits offered to other employees, we provide Mr. Simon with a Medical Expense Reimbursement Plan, which reimburses any expenses for health, prescription, dental and vision not covered by our insurance plan that are incurred by him and his dependents. In addition, in accordance with his employment agreement we reimburse Mr. Simon for a portion of the premium associated with his life insurance policy and provide long-term disability coverage for the benefit of Mr. Simon and long-term care coverage for the benefit of Mr. Simon and his spouse with annual premiums of not more than $60,000, in the aggregate. We do not have any defined benefit pension plans or executive supplemental retirement programs.

We also provide either an automobile perquisite or a car allowance for each of the executive officers. We also provide Mr. Simon with the occasional use of a Company provided membership-based private aviation service and club dues. We believe the costs of these benefits constitute only a small portion of each NEO’s total compensation and are consistent with benefits offered by companies with whom we compete for talent for purposes of recruitment and retention. For additional information regarding other compensation and perquisites, see “Executive Compensation Tables-Summary Compensation Table.”

Impact of Tax Treatment

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to each of our most highly paid executive officers (other than the chief financial officer). Although the Compensation Committee considers whether or not a compensation program would be subject to the Section 162(m) limit, in order to maintain flexibility in compensating executive officers in a manner designed to promote corporate goals, the Committee has not adopted a policy that all compensation must be tax deductible.

Severance and Change-in-Control Agreements

Mr. Simon’s employment agreement provides for severance in the event his employment is terminated for any reason (except if such employment is terminated with cause) or if his employment agreement is terminated for “non-renewal”. The severance benefit to Mr. Simon in connection with the non-renewal of his employment agreement has been in such agreement since 2003.

In addition, we have entered into change of control agreements with each of the other NEOs which provide for severance in the event of a change of control as defined in the change of control agreement. In addition, each of the other NEOs will receive severance in the event his or her employment is terminated without cause. The restricted stock agreements entered into with our NEOs provide for the immediate vesting of such stock grants upon a change in control. For a complete description of these severance and change in control agreements, see “Potential Payments Upon Termination or Change-in-Control” below.

The Compensation Committee believes that severance and change-in-control benefits are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty and neutralize the potential conflict of our key executives when faced with a potential change-in-control.

Stock Ownership Guidelines

To further align the interests of senior management and stockholders, the Compensation Committee has adopted stock ownership guidelines that require key members of the Company’s management team to own minimum amounts of the Company’s common stock. The guidelines for senior management are set forth below:

Officer Level	Ownership Target
Chief Executive Officer	6 times annual base salary
Executive Vice Presidents	3 times annual base salary
Other Executive Officers and Segment Leaders	2 times annual base salary
All other LTIP participants	1 times annual base salary

Members of management subject to the guidelines have until five years after appointment, or the implementation of the guidelines, whichever is later, to achieve the ownership target. All covered employees are currently in compliance with the guidelines or are expected to meet the stock ownership guidelines within the five year period.

Compensation Recoupment Policy

We have adopted a clawback provision in connection with equity awards. The clawback provision provides that, if the Company is required to prepare an accounting restatement to correct an accounting error included in a report on Form 10-Q or 10-K caused by the misconduct of an employee, the employee shall return to the Company, or forfeit if not paid, any award arising out of the misconduct for or during such restated period.

Executive Compensation Tables

The following table sets forth the compensation paid by us for services rendered during the fiscal years ended June 30, 2015, June 30, 2014 and June 30, 2013 to or for the accounts of our NEOs:

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (5)		Non-equity Incentive Plan Compensation (6)	All Other Compensation (8)	Total
Irwin D. Simon Founder, President, CEO and Chairman of the Board	2015	$1,850,000	$—	$8,787,355	(1)	$5,565,725	$107,560	$16,310,640
	2014	$1,664,000	$400,000	$4,863,462		$4,160,000	$177,490	$11,264,952
	2013	$1,600,000	$250,000	$20,891,849		$3,600,000	$151,906	$26,493,755
John Carroll Executive Vice President and CEO—Hain Celestial North America	2015	$693,000	$—	$1,119,854	(2)	$711,711	$29,010	$2,553,575
	2014	$625,000	$200,000	$1,460,411		$1,250,000	$20,118	$3,555,529
	2013	$595,000	$125,000	$1,209,402		$743,750	$20,043	$2,693,195
Stephen J. Smith(7) Executive Vice President and Chief Financial Officer	2015	$510,000	$—	$280,528	(3)	$—	$26,040	$816,568
	2014	$412,500	$—	$672,239		$495,000	$19,997	$1,599,736
	2013	$—	$—	$—		$—	$—	$—
Denise M. Faltischek Executive Vice President and General Counsel, Chief Compliance Officer and Corporate Secretary	2015	$550,000	$—	$1,168,760	(4)	$550,000	$12,940	$2,281,700
	2014	$450,000	$115,000	$648,725		$360,000	$12,443	$1,586,168
	2013	$350,000	$80,000	$494,947		$280,000	$12,368	$1,217,315

(1)	Includes $6,474,965 of restricted stock granted on November 20, 2014 and $2,312,390 of fully vested stock granted on October 5, 2015, the latter of which represents the payout under the 2014-2015 LTIP.
(2)	Includes $866,209 of restricted stock granted on November 20, 2014 and $253,645 of fully vested stock granted on October 5, 2015, the latter of which represents the payout under the 2014-2015 LTIP.
(3)	Represents $280,528 of restricted stock granted on November 20, 2014.
(4)	Includes $825,026 of fully vested stock granted November 20, 2014 and $343,734 of fully vested stock granted on October 5, 2015, the latter of which represents the payout under the 2014-2015 LTIP.
(5)	The amounts reported represent the aggregate grant date fair value of the stock awards granted with respect to the fiscal year and calculated in accordance with ASC Topic 718. With respect to the stock awards granted on November 20, 2014, half of the shares are time-based restricted stock and will vest in three equal increments on November 20, 2015, November 20, 2016 and November 20, 2017, and half of the shares are performance-based and will vest on November 20, 2017, provided the Company achieves certain performance measures which were approved by the Compensation Committee. If the Company does not achieve the performance measures, the performance-based shares will not vest. The assumptions used by the Company in calculating these amounts are included in Note 13 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015.
(6)	Reflects amounts earned under the Company’s Annual Incentive Plan, which is described beginning on page 28. In fiscal year 2015, 40% of the awards granted pursuant to the 2015 Annual Incentive Plan were paid in restricted stock that vests pro rata over two years on October 5, 2016 and October 5, 2017.
(7)	Mr. Smith ceased being the CFO on September 7, 2015 and his employment with the Company terminated on September 30, 2015.
(8)	The table below details the components of this column:

Name	Year	401(k) Plan Match (a)	Unused Vacation (b)	Life and Other Insurance Premiums (c)	Car Allowance	Supplemental Medical Benefit Premiums (d)	Perquisites (e)	Total
Irwin D. Simon	2015	$4,600	$—	$16,161	$—	$43,571	$43,228	$107,560
	2014	$3,450	$92,500	$16,539	$—	$43,600	$21,401	$177,490
	2013	$3,375	$67,200	$16,539	$—	$43,391	$21,401	$151,906
John Carroll	2015	$4,600	$—	$1,040	$—	$—	$23,370	$29,010
	2014	$3,450	$—	$1,418	$—	$—	$15,250	$20,118
	2013	$3,375	$—	$1,418	$—	$—	$15,250	$20,043
Stephen J. Smith	2015	$4,600	$—	$1,040	$8,400	$—	$12,000	$26,040
	2014	$309	$—	$1,182	$7,000	$—	$11,486	$19,997
Denise M. Faltischek	2015	$3,500	$—	$1,040	$8,400	$—	$—	$12,940
	2014	$2,625	$—	$1,418	$8,400	$—	$—	$12,443
	2013	$2,550	$—	$1,418	$8,400	$—	$—	$12,368

(a)

The Company’s 401(k) match is calculated based upon the plan year, which is a calendar year. The amounts provided for each of the above NEOs in 2013, 2014 and 2015 represent a matching contribution by the Company on behalf of such officer under the Company’s

401(k) Plan for the 2012, 2013 and 2014 plan years, respectively (in each case, from January 1 through December 31 of that year). The Company’s matching contribution has not yet been determined for the 2015 plan year (January 1, 2015 through December 31, 2015).

(b)	Represents an amount paid by the Company to Mr. Simon for his unused vacation days during the 2013 and 2014 calendar years pursuant to the terms of his employment agreement.
(c)	Represents an amount paid by the Company on behalf of employees for life, accidental death and dismemberment and long-term disability insurance. Pursuant to the terms of his employment agreement, Mr. Simon also receives an amount equal to $3,394 as reimbursement for 25% of the total premium for his life insurance policy, and long term care coverage for his spouse and him.
(d)	Represents premiums paid on behalf of Irwin Simon for a supplemental medical expense reimbursement plan which reimburses Mr. Simon and his dependents for any out-of-pocket medical expenses.
(e)	Represents the incremental cost to the Company in connection with providing Mr. Simon with the use of a Company-owned vehicle, Company provided membership-based private aviation service, and club dues. Represents the incremental cost to the Company in connection with providing Mr. Carroll with the use of a Company-owned vehicle. Represents the cost to the Company in connection with providing professional tax services to Mr. Smith. Mr. Smith is reimbursed for up to $12,000 per year for professional tax advice services as described in his Offer Letter.

Fiscal Year 2015 Grants of Plan-Based Awards

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other stock awards: Number of shares of stock or units (#) (3)	Grant date fair value of stock and option awards (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Irwin D. Simon	n/a	$925,000	$1,850,000	$7,400,000	$—	$—	$—	—	—
	11/20/14	$—	$—	$—	$—	$—	$—	61,004	$3,237,482
	n/a	$—	$—	$—	$4,144,018	$9,712,518	$15,281,018	—	—
John Carroll	n/a	$346,500	$693,000	$1,386,000	$—	$—	$—	—	—
	11/20/14	$—	$—	$—	$—	$—	$—	8,160	$433,051
	n/a	$—	$—	$—	$554,474	$1,299,449	$2,044,424	—	—
Stephen J. Smith (5)	n/a	$255,000	$510,000	$510,000	$—	$—	$—	—	—
	11/20/14	$—	$—	$—	$—	$—	$—	2,642	$140,211
	n/a	$—	$—	$—	$179,559	$420,789	$662,019	—	—
Denise M. Faltischek	n/a	$275,000	$550,000	$550,000	$—	$—	$—	—	—
	11/20/14	$—	$—	$—	$—	$—	$—	7,772	$412,460
	n/a	$—	$—	$—	$528,040	$1,237,540	$1,947,040	—	—

(1)	The amounts shown as Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflect the threshold, target and maximum amounts that may be earned by each individual during fiscal year 2015 under the Annual Incentive Plan. For more information, see “Compensation Discussion and Analysis-Annual Incentives,” page 28.
(2)	The amounts reflected in Estimated Future Payouts Under Equity Incentive Plan Awards columns reflect the threshold, target and maximum amounts that could be paid to each NEO under the 2015-2016 LTIP. The Compensation Committee has the discretion to adjust these amounts based upon its determination at the end of the 2015-2016 LTIP performance period. As described in the “Long-Term Incentive Program” section above, on November 20, 2014 the NEOs received equity grants (the “LTIP Awards”), the value of which was 50% of each NEO’s target under the 2015-2016 LTIP. Accordingly, at the end of the two year performance period, if the Compensation Committee determines that the amounts reflected in the Estimated Future Payouts Under Equity Incentive Plan Awards columns should be awarded, any such awards will be paid net of the 50% of LTIP dollars as shown in the table on page 35. Because half of the restricted shares granted on November 20, 2014 do not vest unless the Company achieves certain performance measures and half vest in November 2015, the threshold, target and maximum amounts represent 75% of the potential value of the 2015-2016 LTIP awards. The remaining 25% of the 2015-2016 LTIP awards appears in the “All Other Stock Awards” column due to the fact that they are time based awards.
(3)	The amounts shown as All Other Stock Awards reflect the time-based portion of the LTIP Awards.
(4)	The amounts in the Grant Date Fair Value of Stock and Option Awards column were determined in accordance ASC Topic 718 and reflect the time-based portion of the LTIP Awards. Assumptions made in the calculation of these amounts are included in Note 13 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 for more information.
(5)	Mr. Smith ceased being the CFO on September 7, 2015 and his employment with the Company terminated on September 30, 2015.

Outstanding Equity Awards at Fiscal Year 2015 Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) - Exercisable	Number of Securities Underlying Unexercised Options (#) - Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised - Unearned Options (#)	Option Exercise Price ($)	Options Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($) (1)
Irwin D. Simon	600,000	—	—	$5.88	3/11/2016	—		—	—		—
	219,666	—	—	$9.10	11/19/2016	—		—	—		—
	—	—	—	—	—	640,000	(2)	$42,150,400	171,888	(3)	$11,320,544
	—	—	—	—	—	41,738	(4)	$2,748,865	—		—
John Carroll	298,586	—	—	$5.88	3/11/2016	—		—	—		—
	—	—	—	—	—	—		—	31,310	(5)	$2,062,077
	—	—	—	—	—	5,337	(6)	$351,495	—		—
Stephen J. Smith	—	—	—	—	—	—		—	18,730	(7)	$1,233,558
Denise M. Faltischek	—	—	—	—	—	—		—	22,290	(8)	$1,468,019
	—	—	—	—	—	4,124	(9)	$271,607	—		—

(1)	The market value is based on the closing market price of the Company’s common stock on June 30, 2015, or $65.86 per share.
(2)	120,000 shares will vest annually in equal amounts over a three-year period on each anniversary of September 28, 2014, 160,000 shares will vest annually in equal amounts over a four-year period on each anniversary of August 27, 2014, 160,000 shares will vest annually in equal amounts over a four-year period on each anniversary of December 13, 2014, and 200,000 shares will vest annually in equal amounts over a five-year period on each anniversary of October 22, 2014.
(3)	24,940 shares will vest on November 19, 2015, 61,004 shares will vest pro-rata on November 20 of 2015, 2016 and 2017 and another 24,940 shares and 61,004 shares will vest on November 19, 2015 and November 20, 2017, respectively provided the Company achieves certain performance measures which were approved by the Compensation Committee.
(4)	Represents restricted shares granted on October 5, 2015 at a grant price of $53.34 in settlement of the 2015 Annual Incentive Plan award discussed in footnote 6 to the Summary Compensation Table, which vest pro-rata on October 5, 2016 and October 5, 2017.
(5)	7,494 shares will vest on November 19, 2015, 8,160 shares will vest pro-rata on November 20 of 2015, 2016 and 2017 and another 7,494 shares and 8,162 shares will vest on November 19, 2015 and November 20, 2017, respectively, provided the Company achieves certain performance measures which were approved by the Compensation Committee.
(6)	Represents restricted shares granted on October 5, 2015 at a grant price of $53.34 in settlement of the 2015 Annual Incentive Plan award discussed in footnote 6 to the Summary Compensation Table, which vest pro-rata on October 5, 2016 and October 5, 2017.
(7)	6,916 shares will vest on September 30, 2015, 3,264 shares will vest on November 19, 2015, and 2,642 shares will vest pro-rata on November 20 of 2015, 2016 and 2017. Additionally, 3,264 shares and 2,644 shares will vest on November 19, 2015 and November 20, 2017, respectively, provided the Company achieves certain performance measures which were approved by the Compensation Committee. Mr. Smith’s employment terminated on September 30, 2015. As of his termination date, Mr. Smith forfeited all awards except for the 6,916 shares scheduled to vest on September 30, 2015.
(8)	3,372 shares will vest on November 19, 2015, 7,772 shares will vest pro-rata on November 20 of 2015, 2016 and 2017 and another 3,372 shares and 7,774 shares will vest on November 19, 2015 and November 20, 2017, respectively, provided the Company achieves certain performance measures which were approved by the Compensation Committee.
(9)	Represents restricted shares granted on October 5, 2015 at a grant price of $53.34 in settlement of the 2015 Annual Incentive Plan award discussed in footnote 6 to the Summary Compensation Table, which vest pro-rata on October 5, 2016 and October 5, 2017.

Fiscal Year 2015 Option Exercises and Stock Vested

	Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (2)
Irwin D. Simon	945,342	$39,020,222	243,078	(3)	$12,638,075
John Carroll	417,832	$20,685,883	36,762	(4)	$1,926,124
Stephen J. Smith	—	$—	3,458	(5)	$176,963
Denise M. Faltischek	—	$—	14,718	(6)	$768,509

(1)	Represents the aggregate value realized with respect to all options to purchase Company common stock upon exercise during the fiscal year ended June 30, 2015. The value realized upon exercise is calculated by determining the difference between closing price of the Company’s common stock on the exercise date and the exercise price of the options.
(2)	Represents the aggregate value realized with respect to all shares of common stock that have vested during the fiscal year ended June 30, 2015. The value realized in connection with each share on vesting is calculated by multiplying the number of shares of common stock that have vested by the closing price of the Company’s common stock on the vesting date.
(3)	For Mr. Simon, the shares he acquired above vested as follows: (i) on August 27, 2014, 40,000 shares vested and the closing price of the Company’s common stock on such date was $48.82; (ii) on September 23, 2014, he received 55,442 fully vested shares and the closing price of the Company’s common stock on such date was $50.21; (iii) on September 28, 2014, 40,000 shares vested and the closing price of the Company’s common stock on such date was $51.12; (iv) on November 15, 2014, 67,636 shares vested and the closing price of the Company’s common stock on such date was $54.21; (v) on December 13, 2014, 40,000 shares vested and the closing price of the Company’s common stock on such date was $54.77.
(4)	For Mr. Carroll, the shares he acquired above vested as follows: (i) on September 23, 2014, he received 16,640 fully vested shares and the closing price of the Company’s common stock on such date was $50.21; (ii) on November 15, 2014, 20,122 shares vested and the closing price of the Company’s common stock on such date was $54.21.
(5)	For Mr. Smith, the shares he acquired above vested as follows: (i) on September 30, 2014, 3,458 shares vested and the closing price of the Company’s common stock on such date was $51.18.
(6)	For Ms. Faltischek, the shares she acquired above vested as follows: (i) on September 23, 2014, she received 7,320 fully vested shares and the closing price of the Company’s common stock on such date was $50.21; (ii) on November 15, 2014, 7,398 shares vested and the closing price of the Company’s common stock on such date was $54.21.

Potential Payments upon Termination or Change-in-Control

We believe that severance and change-in-control benefits are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty and neutralize the potential conflict of our key executives when faced with a potential change-in-control. These are particularly important in an environment where merger and acquisition activity is high.

Irwin D. Simon

In the event that Mr. Simon is terminated without cause, due to disability, he resigns for good reason, or he resigns not for good reason, he will be entitled to: (i) any base salary earned, but unpaid, for services rendered to the Company prior to the date of termination; (ii) three years’ annual salary and three years’ average annual bonus paid to Mr. Simon over the two immediately preceding fiscal years; (iii) his accrued annual bonus through the date of termination; (iv) three times the Long Term Incentive Award paid to Mr. Simon over the preceding fiscal year; (v) all options and other stock awards previously granted, but unvested, shall become fully vested; and (vi) continued participation in all of the Company’s medical, dental and vision plans until the third anniversary of his termination. If Mr. Simon’s employment had terminated on June 30, 2015, without cause, due to disability, he resigned for good reason, or he resigned not for good reason, Mr. Simon would have been entitled to severance and other benefits having a value of approximately $89,259,325. Mr. Simon will only be entitled to such severance and other benefits in the case of termination not for good reason if he agrees to serve as Non-Executive Chairman of the Board during the three year period following the termination not for good reason (such service being subject to Mr. Simon being appointed or elected Non-Executive Chairman of the Board and, if Mr. Simon is not so appointed or elected, Mr. Simon will provide consulting services of a similar nature and extent, to the extent the Company shall reasonably request).

Pursuant to Mr. Simon’s employment agreement: (i) a “termination without cause” means any termination of Mr. Simon’s employment other than a termination for cause (termination due to conviction of a felony or crime of moral turpitude or a willful and continued failure to perform material duties) or termination due to disability; (ii) a “termination for good reason” means a termination of his employment by Mr. Simon following a diminution of his position, duties and responsibilities, the removal of Mr. Simon from, or failure to re-elect Mr. Simon as, the Chairman of the Board or as CEO, a reduction in his base salary or following a change in control, Mr. Simon not being Chairman of the Board or CEO of any ultimate parent company resulting from the change in control or any material reduction in compensation opportunity (including achievability) or benefits provided under any compensation, incentive, employee benefit or welfare plan or program of the Company or any subsidiary in which Mr. Simon participated before the change in control; and (iii) a “termination not for good reason” means any termination of Mr. Simon’s employment by Mr. Simon other than a termination for good reason or a termination due to Mr. Simon’s disability or death.

A change in control is defined generally as one of the following events:

•

The acquisition by a person of beneficial ownership of more than 50% of the total voting power of the outstanding stock of the Company, however if any one person or group is considered to own more than 50% of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional stock by the same person or persons acting as a group is not considered to cause a change in control;

•

A majority of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election;

•

The consummation of a merger, consolidation, recapitalization or reorganization of the Company or a subsidiary, reverse split of any class of voting stock, or an acquisition of securities or assets by the Company or a subsidiary, unless our stockholders prior to such event beneficially own more than 60% of the voting stock of the surviving or transferee entity in substantially the same proportions as their prior ownership; or

•	The consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets.

In the event that Mr. Simon’s employment terminates due to death he will be entitled to: (i) any base salary earned, but unpaid, for services rendered to the Company prior to the date of termination; (ii) two years’ annual salary and two years’ average annual bonus paid to Mr. Simon over the two immediately preceding fiscal years; (iii) his accrued annual bonus through the date of termination; (iv) two times the Long Term Incentive Award paid to Mr. Simon over the preceding fiscal year; (v) all options and other stock awards previously granted, but unvested, shall become fully vested; and (vi) continued participation of his dependents in all of the Company’s medical, dental and vision plans until the second anniversary of his termination. If Mr. Simon’s employment had terminated due to his death as of June 30, 2015, he would have been entitled to severance having a value of approximately $77,401,019.

In the event that Mr. Simon’s employment terminates for cause he will be entitled to any base salary earned, but unpaid, for services rendered to the Company prior to the date of termination, and any amounts which are vested at the time of termination.

If Mr. Simon’s contract is not renewed at the end of its term on June 30, 2019 on equal or more favorable terms, Mr. Simon will be entitled to: (i) any base salary earned, but unpaid, for services rendered to the Company prior to the date of termination; (ii) three years’ annual salary and three years’ average annual bonus paid to Mr. Simon over the two immediately preceding fiscal years; (iii) three times the Long Term Incentive Award paid to Mr. Simon over the preceding fiscal year; (iv) all options and other stock awards previously granted, but unvested, shall become fully vested and (v) continued participation in all of the Company’s medical, dental and vision plans until the third anniversary of his termination. In this instance, Mr. Simon would be entitled to receive approximately $89,259,325.

Mr. Simon has also agreed not to compete with us for a period of three years following the termination of his employment, if such termination was a “termination without cause”, a “termination for good reason,” a “termination not for good reason,” or a non-renewal of Mr. Simon’s contract. Mr. Simon has agreed to customary provisions regarding confidentiality and proprietary rights.

Other NEOs

We have entered into a change of control agreement with Mr. Carroll that provides that in the event that, following a change of control of the Company, the executive is terminated without cause, experiences a diminution in duties or forced relocation, or such executive terminates his employment for any reason within 13 months of a change in control, such executive will be entitled to terminate his employment and receive, at the executive’s discretion, either a lump sum payment or salary continuation of: (i) three times the highest annual base salary paid to such executive during the thirty-six month period immediately preceding the month in which the change in control occurs; (ii) three times the highest annual bonus paid to such executive during the thirty-six month period immediately preceding the month in which the change in control occurs; (iii) all unpaid accrued vacation through the date of termination; (iv) up to three years’ benefits continuation; (v) immediate vesting of all outstanding options and reimbursement of certain tax obligations; (vi) the automobile allowance and other automobile benefits the Executive was receiving immediately prior to the change in control for a period of twelve months following the date of termination and (vii) the cost of outplacement services.

Ms. Faltischek’s change in control agreement provides for severance only if she is terminated without cause or experiences a diminution in duties or forced relocation following a change in control. Severance is equal to three times her annual base salary and three times the average annual bonus paid to her during the thirty-six month period prior to the change in control and up to three years of benefits continuation. In addition, our restricted stock agreements (including those with Mr. Carroll and Ms. Faltischek) provide for immediate vesting of such stock grants upon a change in control. Unless another time period is provided, all payments provided herein shall be made no later than the fifteenth day following the date of termination. Mr. Smith had a change in control agreement similar to Ms. Faltischek’s agreement.

A change in control is defined generally as one of the following events:

•	The acquisition by a person of beneficial ownership of more than 50% of the total voting power of the outstanding stock of the Company;

•	A majority of our Board of Directors is replaced by directors whose appointment or election is not endorsed by two-thirds of the members of the Board prior to the date of the appointment or election;

•

A reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company unless (i) all or substantially all, of our stockholders prior to such event beneficially own more than 50% of the voting stock of the surviving entity in substantially the same proportions as their prior ownership, (ii) no person (other than the Company or the surviving entity) beneficially owns 50% or more of the combined voting power of the outstanding stock of the surviving entity and (iii) at least a majority of the members of the board of directors of the surviving entity were members of our Board of Directors; or

•

Stockholders approve (i) sale or disposition of all or substantially all of the assets of the Company (other than to a subsidiary) or (ii) a complete liquidation or dissolution of the Company provided, that if the agreement would cause the executive to incur an additional tax, penalty or interest under Section 409A of the Code, the Company and the executive will use reasonable best efforts to reform such provision.

If any payments or benefits to be provided to Mr. Carroll in connection with a change in control are subject to the excise tax imposed under Section 4999 of the United States Internal Revenue Code, they are entitled to an additional “gross-up” payment so that the net amount retained by them is equal to such payments and benefits. Ms. Faltischek is not entitled to such a “gross up” payment pursuant to the terms of her change in control agreement.

If Mr. Carroll’s employment had terminated on June 30, 2015 in accordance with the change in control agreement, Mr. Carroll would have been entitled to severance having a value of approximately $8,705,000. If Ms. Faltischek’s employment had terminated on June 30, 2015 in accordance with the change in control agreement, Ms. Faltischek would have been entitled to severance having a value of approximately $4,690,327. If Mr. Smith’s employment had terminated on June 30, 2015 in accordance with the change in control agreement, Mr. Smith would have been entitled to severance having a value of approximately $2,928,000. The amounts set forth in the preceding sentences do not include the cost of outplacement services.

Messrs. Carroll and Ms. Faltischek each have the right to receive one year of severance in the event of a termination without cause, which is not in connection with a change in control.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2015, the members of the Compensation Committee were Richard C. Berke, Jack Futterman and Scott M. O’Neil. Mr. Futterman served on the Compensation Committee until his passing on July 13, 2015. None of the Compensation Committee members during fiscal year 2015 had any relationship required to be disclosed under this caption pursuant to the rules of the SEC.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the materials under the caption “Compensation Discussion and Analysis” included in the Company’s proxy statement with the management of the Company. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that such Compensation Discussion and Analysis be included in the Company’s proxy statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended June 30, 2015.

The Compensation Committee

Scott M. O’Neil, Chairperson

Adrianne Shapira

Richard C. Berke

The foregoing Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OWNERSHIP OF COMMON STOCK BY

MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 21, 2015 for (1) each of our directors, director nominees and executive officers, (2) each person who is known by us to beneficially own more than five percent of the outstanding shares of our common stock and (3) all of our directors and executive officers as a group. The information set forth below is based upon information supplied or confirmed by the named individuals. Unless otherwise noted below, the address of each individual is c/o The Hain Celestial Group, Inc., 1111 Marcus Avenue, Lake Success, New York 11042.

	Number of Shares	Percentage of Common Stock
Irwin D. Simon (1) (2)	2,518,236	2.39%
Richard C. Berke (2) (3)	38,870	*
Andrew R. Heyer (2) (4)	122,880	*
Raymond W. Kelly (2)	—	—
Roger Meltzer (2) (4)	13,632	*
Scott M. O’Neil (2) (4)	20,800	*
Adrianne Shapira (2) (5)	3,300
Lawrence S. Zilavy (2) (4)	48,800	*
Stephen J. Smith (6)	25,406	*
John Carroll (7)	422,294	*
Denise M. Faltischek (8)	47,642	*
BlackRock, Inc. (9)	6,909,414	6.8%
55 East 52nd Street
New York, NY 10022
The Vanguard Group (10)	6,183,696	6.12%
100 Vanguard Blvd.
Malvern, PA 19355
All directors and executive officers as a group (eleven persons) (11)	3,261,860	3.10%

*	Indicates less than 1%.
(1)	Includes 819,666 shares of common stock issuable to Mr. Simon upon the exercise of options, 771,888 shares of unvested restricted common stock granted under our 2002 Plan and 124,782 shares held indirectly by a trust. Also includes 4,140 shares held by Mr. Simon’s wife, as to which Mr. Simon disclaims beneficial ownership. Mr. Simon is our President, CEO and Chairman of the Board of Directors.
(2)	Director of The Hain Celestial Group, Inc.
(3)	Includes 7,798 shares of unvested restricted common stock granted under the 2000 Directors Stock Plan and 70 shares held indirectly in trust for Mr. Berke’s child.
(4)	Includes 7,798 shares of unvested restricted common stock granted under the 2000 Directors Plan.
(5)	Includes 3,300 shares of unvested restricted common stock under the 2000 Directors Stock Plan.
(6)	Includes 18,730 shares of unvested restricted common stock granted under the 2002 Plan.
(7)	Includes 31,310 shares of unvested restricted common stock and 298,586 shares of common stock issuable upon the exercise of options granted under the 2002 Plan.
(8)	Includes 22,290 shares of unvested restricted common stock granted under the 2002 Plan.
(9)	As of December 31, 2014, BlackRock, Inc. (“BlackRock”) had sole voting power over 6,606,670 shares and sole dispositive power over 6,909,414 shares, according to a Schedule 13G/A filed by BlackRock on January 29, 2015.
(10)	As of December 31, 2014, The Vanguard Group (“Vanguard”) had sole voting power over 68,738 shares, sole dispositive power over 6,123,958 shares and shared dispositive power over 59,738 shares, according to a Schedule 13G/A filed by Vanguard on February 11, 2015.
(11)	Includes 1,118,252 shares issuable upon the exercise of options, 1,257,100 shares of unvested restricted stock and 886,508 shares held directly or indirectly. See Notes 1 through 8 above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership and changes in such ownership with the SEC. Executive officers, directors and greater than 10% stockholders are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during the fiscal year ended June 30, 2015.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Mr. Meltzer, who is nominated for re-election as a director, is a partner at the law firm DLA Piper LLP (US). DLA Piper LLP (US) provides legal services to us.

Mr. Simon’s spouse, Daryl Simon, has been the Director of International Sales of the Company since September 1996. During the fiscal year ended June 30, 2015, she earned a base salary of $119,442, an annual bonus of $28,620 and participates in the Company’s benefit programs for its employees. In addition, Mr. Simon’s brother-in-law, Geoffrey Goldberg, currently serves as Vice President – Corporate Services and has been employed by the Company since June 2000. During the fiscal year ended June 30, 2015, he earned a base salary of $191,576, a bonus of $9,900 and a car allowance of $8,400 and participates in the Company’s benefit programs for its employees. On September 23, 2014, he was granted 756 shares of stock, which had a grant date value of approximately $37,955. On November 20, 2014, he was granted 452 shares of restricted stock, which had a grant date value of approximately $23,988. On May 21, 2015, he was granted 88 shares of restricted stock, which had a grant date value of approximately $5,453.

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy regarding the review, approval and ratification of related party transactions. The Related Party Transaction Policy and Procedures requires the approval or ratification by the Audit Committee of any “related party transaction,” which is defined as any transaction, arrangement or relationship in which (i) we are a participant, (ii) the amount involved exceeds $120,000 and (iii) one of our executive officers, directors, director nominees, 5% stockholders (or their immediate family members) or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% stockholder, each of whom we refer to as a “related person,” has a direct or indirect interest as set forth in Item 404 of Regulation S-K. The policy provides that management must present to the Audit Committee for review and approval each proposed related party transaction (other than related party transactions involving compensation matters and certain ordinary course transactions). The Audit Committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arms-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the Audit Committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee, subject to ratification of the transaction by the Audit Committee at its next regularly scheduled meeting. The Audit Committee will also review those transactions that would have been deemed a “related party transaction” but for the fact that the amount involved is $120,000 or less. No director may participate in approval of a related party transaction for which he or she is a related party.

OTHER MATTERS

The Company’s management is not aware of any other matters that will come before the annual meeting. However, if any other matters requiring a vote of stockholders arise, including any question as to an adjournment or postponement of the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS AND OTHER COMMUNICATIONS

Stockholder proposals intended to be included in the Proxy Statement relating to our 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be in writing addressed to the Corporate Secretary of the Company and delivered to the Corporate Secretary at our principal executive offices, no later than June 11, 2016, and must otherwise comply with Rule 14a-8.

Should a stockholder proposal be brought before the 2016 Annual Meeting of Stockholders, regardless of whether it is included in our proxy materials, our management proxy holders will be authorized to vote for or against the proposal, in their discretion, if we do not receive notice of the proposal, addressed to the Corporate Secretary at our principal executive offices, prior to the close of business on August 25, 2016.

A stockholder or other interested party who wishes to communicate with the Board, the non-management directors as a group, or any individual director may do so by addressing the correspondence to the individual or group, c/o Corporate Secretary, The Hain Celestial Group, Inc., 1111 Marcus Avenue, Lake Success, NY 11042. All correspondence addressed to a director will be forwarded to that director.

Investors may obtain a copy of Hain Celestial’s 2015 Annual Report on Form 10-K at no charge by contacting Investor Relations, The Hain Celestial Group, Inc., 1111 Marcus Avenue, Lake Success, NY 11042.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which typically are mailed in October of each year, by notifying us in writing at: 1111 Marcus Avenue, Lake Success, NY 11042, Attention: Corporate Secretary.

You also may request additional copies of the Notice of Annual Meeting of Stockholders and Proxy Statement and Annual Report to Stockholders for the fiscal year ended June 30, 2015 by notifying us in writing at the same address or calling Investor Relations at (877) 612-4246 or submitting such request via e-mail to investorrelations@hain.com.

If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

By order of the Board of Directors,

Denise M. Faltischek

Executive Vice President and General Counsel,

Chief Compliance Officer and Corporate Secretary

Dated: October 9, 2015

Your vote is important. Whether or not you expect to attend the annual meeting in person, please submit your vote as soon as possible as instructed in the Notice of Internet Availability of Proxy Materials, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

THE HAIN CELESTIAL GROUP, INC.

This proxy is solicited on behalf of the Board of Directors of The Hain Celestial Group, Inc. (the “Company”). The undersigned hereby appoints Irwin D. Simon and Denise M. Faltischek, or each of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of the Company on November 19, 2015 at 11:00 a.m., Eastern Time at 1111 Marcus Avenue, Lake Success, New York 11042 and any postponements or adjournments thereof (including any vote to postpone or adjourn the Annual Meeting of Stockholders), upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein. If no instruction is given the shares will be voted “FOR” items 1, 2, 3 and 4 below, each of said items being more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which are hereby acknowledged.

The Board of Directors Recommends You Vote “FOR” items 1, 2, 3 and 4 below.

1.	Election of Directors

FOR all nominees listed below ☐ (except as marked to the contrary below)	WITHHOLD AUTHORITY ☐ to vote for all nominees listed below

(Instructions: to withhold authority to vote for an individual nominee, strike a line through the nominee’s name listed below.)

Irwin D. Simon, Richard C. Berke, Andrew R. Heyer, Raymond W. Kelly, Roger Meltzer, Scott M. O’Neil, Adrianne Shapira and Lawrence S. Zilavy.

2.	On an advisory basis, the compensation awarded to the named executive officers for the fiscal year ended June 30, 2015, as set forth in this proxy statement.

For ☐	Against ☐	Abstain ☐

3.	The ratification of the appointment of Ernst & Young LLP to act as registered independent accountants of the Company for the fiscal year ending June 30, 2016.

For ☐	Against ☐	Abstain ☐

4.	A stockholder proposal regarding proxy access.

For ☐	Against ☐	Abstain ☐

(Proxy card)

In their discretion, the proxies named above are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponements or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting of Stockholders.

Please Complete All Information Below

Signature:

Signature:

Dated: , 2015
Please sign exactly as names appear hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners should sign.

(Proxy card)